Exhibit 10.3

LEASE

between

[AFFILIATE OF GLOBAL MEDICAL REIT, INC.], a Delaware limited liability company as Landlord

AND

THE SURGICAL INSTITUTE OF MICHIGAN, LLC, a Delaware limited liability company as Tenant

Dated as of __________, ___, 20___

LEASE

THIS LEASE (“Lease”) is dated as of _________, ___, 20__, and is by and between                                 , a Delaware limited liability company (“Landlord”), and THE SURGICAL INSTITUTE OF MICHIGAN, LLC, a Delaware limited liability company (“Tenant”), on the other hand.

SECTION 1

1.1          Premises; Term. Upon and subject to the terms and conditions hereinafter set forth, Landlord leases to Tenant, and Tenant leases from Landlord, all of Landlord’s rights and interests in and to the following (collectively, the “Premises”):

(a)          the real property or properties described in Exhibit A hereto (the “Land”);

(b)          all buildings, structures, Fixtures (as hereinafter defined) and other improvements of every kind now or hereafter located on the Land, including alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent Landlord has obtained any interest in the same), parking areas and roadways appurtenant to such buildings and structures and Capital Additions thereto (collectively, the “Leased Improvements”);

(c)          all easements, rights and appurtenances relating to the Land and the Leased Improvements (collectively, the “Related Rights”);

(d)          all equipment, machinery, fixtures, and other items of real and/or personal property, including all components thereof, now and hereafter located in, on or used in connection with and permanently affixed to or incorporated into the Leased Improvements, including all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air cooling and air conditioning systems, apparatus, sprinkler systems, fire and theft protection equipment; and built in oxygen and vacuum systems (if any), all of which, to the greatest extent permitted by law, are hereby deemed to constitute real estate, together with all replacements, modifications, alterations and additions thereto (collectively, the “Fixtures”); and

(e)          the machinery, equipment, furniture and other personal property described on Exhibit B attached hereto, together with any other items of personal property conveyed to Landlord pursuant to the Purchase Contract, together with all replacements, modifications, alterations and substitutes therefor (whether or not constituting an upgrade) (collectively, “Landlord’s Personal Property”).

SUBJECT, HOWEVER, to the easements, encumbrances, covenants, conditions and restrictions and other matters that affect the Premises as of the date hereof or the Commencement Date or that are created thereafter as permitted hereunder, to have and to hold for (1) the Fixed Term (as defined below), and (2) the Extended Terms provided for in Section 19.1, unless this Lease is earlier terminated as hereinafter provided.

SECTION 2

2.1           Definitions. For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined in this Section have the meanings assigned to them in this Section and include the plural as well as the singular; (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP as at the time applicable; (c) all references in this Lease to designated “Sections,” “Sections” and other subdivisions are to the designated Sections and other subdivisions of this Lease; (d) the word “including” shall have the same meaning as the phrase “including, without limitation,” and other similar phrases; and (e) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular Section, Section or other subdivision:

Acquisition Price: The sum of $4,750,000.

Additional Charges: As defined in Section 3.2.

Affiliate: Any Person which, directly or indirectly (including through one or more intermediaries), controls or is controlled by or is under common control with any other Person, including any Subsidiary of a Person. For purposes of this definition, the definition of Controlling Person below, and Section 24.1.1 below, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly (including through one or more intermediaries), of the power to direct or cause the direction of the management and policies of such Person, through the ownership or control of voting securities, partnership interests or other equity interests or otherwise. Without limiting the generality of the foregoing, when used with respect to any corporation, limited liability company or other legal entity, the term “Affiliate” shall also include (i) any Person which owns, directly or indirectly (including through one or more intermediaries), Fifty Percent (50%) or more of any class of voting security or equity interests of such entity, (ii) any Subsidiary of such entity and (iii) any Subsidiary of a Person described in clause (i).

AIU. Affiliates in Urology, P.C., a Michigan professional corporation.

AIU December 2021 Rent. The rent payable by AIU under its sublease for December 2021.

Appraiser: As defined in Section 34.1

Award: All compensation, sums or anything of value awarded, paid or received on a total or partial Condemnation.

Bankruptcy Code: The United Stated Bankruptcy Code (11 U.S.C. § 101 et seq.), and any successor statute or legislation thereto.

Business Day: Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which national banks in the City of New York, New York are authorized, or obligated, by law or executive order, to close.

Capital Additions: One or more new buildings, or one or more additional structures annexed to any portion of any of the Leased Improvements, or the material expansion of existing improvements that are constructed on any parcel or portion of the Land during the Term including the construction of a new wing or new story, or the repair, replacement, restoration, remodeling or rebuilding of the existing Leased Improvements or any portion thereof.

Capital Addition Costs: The costs of any Capital Addition made to the Premises whether paid for by Tenant or Landlord, including (i) all permit fees and other costs imposed by any governmental authority, the cost of site preparation, the cost of construction including materials and labor, the cost of supervision and related design, engineering and architectural services, the cost of any fixtures, and if and to the extent approved by Landlord, the cost of construction financing; (ii) fees paid to obtain necessary licenses and certificates; (iii) if and to the extent approved by Landlord in writing and in advance, the cost of any land contiguous to the Premises that is to become a part of the Premises purchased for the purpose of placing thereon the Capital Addition or any portion thereof or for providing means of access thereto, or parking facilities therefor, including the cost of surveying the same; (iv) the cost of insurance, real estate taxes, water and sewage charges and other carrying charges for such Capital Addition during construction; (v) the cost of title insurance; (vi) reasonable fees and expenses of legal counsel; (vii) filing, registration and recording taxes and fees; (viii) documentary stamp and similar taxes; and (ix) all reasonable costs and expenses of Landlord and any Person that has committed to finance the Capital Addition, including (1) the reasonable fees and expenses of their respective legal counsel; (2) printing expenses; (3) filing, registration and recording taxes and fees; (4) documentary stamp and similar taxes; (5) title insurance charges and appraisal fees; (6) rating agency fees; and (7) commitment fees charged by any Person advancing or offering to advance any portion of the financing for such Capital Addition.

Code: The Internal Revenue Code of 1986, as amended.

Collateral: As defined in Section 16.7.1.

Commencement Date: The date hereof.

Condemnation: The exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor or a voluntary sale or transfer by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.

Condemnor: Any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

Controlling Person: Any (i) Person(s) that, directly or indirectly (including through one or more intermediaries), controls Tenant and would be deemed an Affiliate of Tenant, including any partners, shareholders, principals, members, trustees and/or beneficiaries of any such Person(s) to the extent the same control Tenant and would be deemed an Affiliate of Tenant, and (ii) Person(s) that controls, directly or indirectly (including through one or more intermediaries), any other Controlling Person(s) and which would be deemed an Affiliate of any such Controlling Person(s).

Coverage Requirement. A minimum EBITDARM/Rent ratio from Tenant operations of 2:1.

CPI Increase: The percentage increase from (a) the CPI in effect two months prior to the Commencement Date; to (b) the CPI in effect two months prior to the applicable anniversary of the Commencement Date. “CPI” shall mean the monthly index of the “All Items” Consumer Price Index for Urban Consumers, 1982-84=100, compiled by the U.S. Department of Labor, Bureau of Labor Statistics. If at the time of such computation no CPI is compiled and published by any agency of the federal government, then the statistics reflecting cost of living increases for the periods specified above, as compiled by an institution, organization or individual generally recognized as an authority by financial and insurance institutions, shall be used as a basis for such computations.

Date of Taking: The date the Condemnor has the right to possession of the property being condemned.

EBITDARM. For any period, NOI, adjusted to add thereto, to the extent allocable to the Premises, without duplication, (i) interest expense; (ii) income tax expense; (iii) depreciation and amortization expense; (iv) rental expense; and (v) management fee expenses, in each case determined in accordance with GAAP, to the extent applicable;

Environmental Costs: As defined in Section 37.4.

Environmental Laws: Any and all federal, state, municipal and local laws, statutes, ordinances, rules, regulations, guidances, policies, orders, decrees and/or judgments, whether statutory or common law, as amended from time to time, now or hereafter in effect, or promulgated, pertaining to the environment, public health and safety and industrial hygiene, including the use, generation, manufacture, production, storage, release, discharge, disposal, handling, treatment, removal, decontamination, clean-up, transportation or regulation of any Hazardous Substance, including the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Safe Drinking Water Act and the Occupational Safety and Health Act.

Event of Default: As defined in Section 16.1.

Extended Term(s): Two (2) consecutive terms of ten (10) years each.

Fair Market Value: The fair market value of the Premises, or applicable portion(s) thereof, determined in accordance with the appraisal procedures set forth in Section 34 and this definition. Fair Market Value shall be obtained by assuming that the Premises, or applicable portion(s) thereof, are unencumbered by this Lease. Fair Market Value shall also be the higher value obtained by valuing the Premises, or applicable portion(s) thereof, for their highest and best use or as a fully-permitted facility operated in accordance with the provisions of this Lease. In addition, the negative value of (i) any deferred maintenance or other items of repair or replacement of the Premises; (ii) any then current or prior licensure or certification violations and/or admissions holds; and (iii) any other breach or failure of Tenant to perform or observe its obligations hereunder, shall not be taken into account in determining Fair Market Value; rather, the Premises shall be deemed to be in the condition required by this Lease (i.e., reasonably good order and repair) and Tenant shall at all times be deemed to have operated the Premises in compliance with and to have performed all obligations of the Tenant under this Lease.

Fiscal Year: Tenant’s Fiscal Year, which now ends December 31 in each calendar year, with the new Fiscal Year beginning on the following January 1. If Tenant changes its Fiscal Year at any time during the Term, Tenant shall promptly give Landlord notice specifying such change. If any such change is made, all reporting and accounting procedures set forth in this Lease shall continue to be made in accordance with GAAP. Any appropriate adjustments to such procedures as a result of such change shall be made upon the mutual consent of Landlord and Tenant. No such change or adjustment shall alter the Term, and Tenant shall bear any accounting costs reasonably incurred by Landlord as a result of any such change or adjustment.

Fixed Term: The period of time commencing on the Commencement Date and ending at 11:59 p.m. where the Premises are located on the expiration of the tenth (10th) Lease Year.

Fixtures: As defined in Section 1.1(d).

GAAP: Generally accepted accounting principles consistently applied.

Guarantor: Surgical Management Professionals, LLC, a South Dakota limited liability company.

Guaranty: The Guaranty of even date herewith executed by Guarantor.

Handling: As defined in Section 37.4.

Hazardous Substances: Collectively, any medical waste, petroleum, petroleum product or byproduct or any substance, material or waste regulated or listed pursuant to any Environmental Law.

Impositions: Collectively, all taxes, including capital stock, franchise and other state taxes, ad valorem, sales, use, single business, gross receipts, transaction privilege, rent or similar taxes; assessments including assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term; ground rents; water, sewer and other utility levies and charges; excise tax levies; fees including license, permit, inspection, authorization and similar fees; and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Premises and/or the Rent and all interest and penalties thereon attributable to any failure in payment by Tenant which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (i) Landlord or Landlord’s interest in the Premises, (ii) the Premises or any parts thereof or any rent therefrom or any estate, right, title or interest therein, or (iii) any occupancy, operation, use or possession of, or sales from or activity conducted on or in connection with the Premises or the leasing or use of the Premises or any parts thereof; provided, however, that the following shall be expressly excluded from the definition of “Impositions”: (1) any tax based on net income (whether denominated as a franchise or capital stock or other tax) imposed on Landlord, (2) any tax imposed with respect to the sale, exchange or other disposition by Landlord of the Premises or the proceeds thereof, (3) any recording taxes, indebtedness taxes or other taxes imposed with respect to or in connection with any of the Mortgages, and (4) any principal or interest on any indebtedness on the Premises for which Landlord is the obligor, except to the extent that any tax, assessment, tax levy or charge, of the type described in any of clauses (1), (2) or (3) above is levied, assessed or imposed in lieu of or as or as a substitute for any tax, assessment, levy or charge which is otherwise included in this definition of an “Imposition.”

Insurance Requirement: The terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy and of any insurance board, association, organization or company necessary for the maintenance of any such policy.

Intangible Property: All accounts, proceeds of accounts, rents, profits, income or revenues derived from the use of rooms or other space within the Premises or the providing of services in or from the Premises; documents, chattel paper, instruments, contract rights, deposit accounts, general intangibles, commercial tort claims and causes of action, now owned or hereafter acquired by Tenant (including any right to any refund of any Impositions) arising from or in connection with Tenant’s operation or use of the Premises; all licenses and permits now owned or hereinafter acquired by Tenant which are necessary or desirable for Tenant’s use of the Premises for the Primary Intended Use, including, if applicable, any certificate of need or similar certificate; the right to use any trade name or other name associated with the Premises; and any and all third-party provider agreements (including Medicare and Medicaid, if applicable),

Investment Amount: The sum of Acquisition Price, plus all Capital Addition Costs funded by Landlord, if any.

Land: As defined in Section 1.1(a).

Lease: As defined in the preamble.

Lease Year: Each period of twelve (12) full calendar months from and after the Commencement Date, unless the Commencement Date is a day other than the first (1st) day of a calendar month, in which case the first Lease Year shall be the period commencing on the Commencement Date and ending on the last day of the twelfth (12th) month following the month in which the Commencement Date occurs and each subsequent Lease Year shall be each period of twelve (12) full calendar months after the last day of the prior Lease Year; provided, however, that the last Lease Year during the Term may be a period of less than twelve (12) full calendar months and shall end on the last day of the Term.

Leased Improvements: As defined in Section 1.1(b).

Legal Requirements: (i) All federal, state, county, municipal and other governmental statutes, laws (including common law and Environmental Laws), rules, policies, guidance, codes, orders, regulations, ordinances, permits, licenses, covenants, conditions, restrictions, judgments, decrees and injunctions, including those affecting the Premises, Tenant’s Personal Property or the construction, use or alteration thereof, whether now or hereafter enacted and in force, including any which may (1) require repairs, modifications or alterations in or to the Premises and all Tenant’s Personal Property, (2) in any way adversely affect the use and enjoyment thereof, or (3) regulate the transport, handling, use, storage or disposal or require the cleanup or other treatment of any Hazardous Substance, and (ii) all covenants, agreements, restrictions, and encumbrances either now or hereafter of record or known to Tenant (other than encumbrances created by Landlord without the consent of Tenant except as otherwise expressly permitted hereunder) affecting the Premises.

Landlord: As defined in the preamble.

Landlord’s Personal Property: As defined in Section 1.1(e)

Letter of Credit Requirements: As defined in Section 21.3.

Minimum Net Worth: Three Hundred Thousand Dollars ($300,000.00), consisting of any combination of demonstrable fungible and fixed assets, including without limitation impounds and reserves required by Landlord and the Rent Reserve Fund, all as determined in accordance with GAAP.

Minimum Rent: The amount of minimum rent as determined pursuant to Section 3.1.

Minimum Required Liquidity: Six (6) months of Minimum Rent.

Mortgage: As defined in Section 13.1.

Mortgagee: As defined in Section 13.1.

Mortgage Documents: With respect to each Mortgage and Mortgagee, the applicable Mortgage, loan or credit agreement, lease, note, collateral assignment instruments, guarantees, indemnity agreements and other documents or instruments evidencing, securing or otherwise relating to the loan made, credit extended, lease or other financing vehicle pursuant thereto.

Mortgage Reserve Account: As defined in Section 36.3.2.

NOI: The total revenues of the Premises for a given period less all operating expenses of the Premises for such period. For purposes of this definition, the term “operating expenses” shall not include depreciation, amortization, impairments or interest expense.

Occupancy Arrangement: Any sublease, license or other arrangement with a Person for the right to use, occupy or possess any portion of the Premises.

Occupant: Any Person having rights of use, occupancy or possession under an Occupancy Arrangement.

Officer’s Certificate: A certificate of Tenant signed by an officer duly authorized to so sign on Tenant’s behalf.

Payment Date: Any due date for the payment of the installments of Minimum Rent or any other sums payable under this Lease.

Person: Any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.

Personal Property: All machinery, furniture and equipment, including phone systems and computers, trade fixtures, inventory (including raw materials, work in process and finished goods), supplies and other personal property used or useful in the use of the Premises for their Primary Intended Use, other than Fixtures.

Premises: As defined in Section 1.1.

Primary Intended Use: The operation of an outpatient surgery center and such other uses necessary or incidental to such use.

Purchase Contract: That certain Asset Purchase Agreement dated [_______, 2015], by and between [Cherry Hills Real Estate, LLC] and Landlord’s Affiliate.

Quarter: During each applicable Fiscal Year, the first three (3) calendar month period commencing on the first (1st) day of such Fiscal Year and each subsequent three (3) calendar month period within such Fiscal Year

Related Rights: As defined in Section 1.1(c).

Rent: Collectively, Minimum Rent, Additional Charges and all other amounts payable under this Lease.

Rent Reserve Fund: As defined in Section 21.2.

Seller Note. A promissory note made by [Cherry Hills Real Estate, LLC] in favor of Tenant, as holder in an amount equal to twelve (12) times the rent payable by AIU current Sub-Lessee, Affiliates in Urology (“AIU”) under its lease for December 2021 (the “AIU December 2021 Rent”).

State: The State or Commonwealth in which the Premises are located.

Subsidiaries: Corporations, partnerships, limited liability companies, business trusts or other legal entities with respect to which a Person owns, directly or indirectly (including through one or more intermediaries), more than fifty percent (50%) of the voting stock or partnership, membership or other equity interest, respectively.

Tenant: As defined in the preamble.

Tenant’s Personal Property: The Personal Property other than Landlord’s Personal Property.

Term: The Fixed Term and any Extended Terms, unless earlier terminated pursuant to the provisions hereof.

Unsuitable for Its Primary Intended Use: A state or condition of the Premises such that by reason of Condemnation, in the good faith judgment of Landlord and Tenant, the Premises cannot be operated on a commercially practicable basis for the Primary Intended Use.

SECTION 3

3.1          Rent.

3.1.1           Method and Timing of Payment. Tenant shall pay to Landlord in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, without offset or deduction, the amounts set forth hereinafter as Minimum Rent during the Term. Payments of Minimum Rent shall be made by wire transfer of funds initiated by Tenant to Landlord’s account or to such other Person as Landlord from time to time may designate in writing. For the entire Fixed Term and each Extended Term, Tenant shall pay to Landlord Minimum Rent monthly, in advance, on or before the first (1st) day of each calendar month. The first monthly payment of Minimum Rent shall be payable on the Commencement Date (prorated as to any partial calendar month at the beginning of the Term).

3.1.2           Minimum Rent for First Lease Year. For the period from the Commencement Date and through and including the expiration of the first (1st) Lease Year, monthly “Minimum Rent” shall initially be in an amount equal to Three Hundred Eighty Thousand and No/100 Dollars ($ 380,000.00), which is based on eight percent (8%) of the Acquisition Price. The Minimum Rent shall be increased by the same percentage of any Capital Addition Costs funded by Landlord, if any.

3.1.3           Minimum Rent Increases during Fixed Term. At the commencement of the second (2nd) Lease Year of the Fixed Term and at the commencement of each successive Lease Year thereafter during the Fixed Term, the monthly Minimum Rent shall increase to an amount equal to one hundred two and one-half percent (102.5%) of the Minimum Rent payable during the last full month of the previous Lease Year.

3.1.4           Minimum Rent during Extended Terms. At the commencement of each Lease Year during the Extended Term, monthly Minimum Rent shall be adjusted to an amount equal to the Fair Market Rent, as provided in Section 19.2.

3.2          Additional Charges. In addition to the Minimum Rent, (i) Tenant shall also pay and discharge as and when due and payable all other amounts, liabilities, obligations and Impositions which Tenant assumes or agrees to pay under this Lease; and (ii) in the event of any failure on the part of Tenant to pay any of those items referred to in clause (i) above, Tenant shall also promptly pay and discharge every fine, penalty, interest and cost which may be added for non-payment or late payment of such items (the items referred to in clauses (i) and (ii) above being referred to herein collectively as the “Additional Charges”), and Landlord shall have the same remedies in the case of non-payment of the Additional Charges as in the case of non-payment of the Minimum Rent.

3.3          Late Payment of Rent. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent will cause Landlord to incur costs not contemplated hereunder, the amount of which will be difficult to ascertain. Accordingly, if any installment of Rent shall not be paid within five (5) days after its due date, Tenant will pay Landlord on demand a late charge equal to the lesser of (i) five percent (5%) of the amount of such installment per month until paid, or (ii) the maximum amount permitted by law. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. The parties further agree that such late charge is rent and not interest and such assessment does not constitute a lender or borrower/creditor relationship between Landlord and Tenant. In addition, the amount unpaid, including any late charges, shall bear interest at the Overdue Rate compounded monthly from the due date of such installment to the date of payment thereof, and Tenant shall pay such interest to Landlord on demand. The payment of such late charge or such interest shall not constitute waiver of, nor excuse or cure, any default under this Lease, nor prevent Landlord from exercising any other rights and remedies available to Landlord.

3.4          Net Lease. This Lease is and is intended to be what is commonly referred to as a “net, net, net” or “triple net” lease. The Rent shall be paid absolutely net to Landlord, so that this Lease shall yield to Landlord the full amount or benefit (as applicable) of the installments of Minimum Rent and Additional Charges throughout the Term.

SECTION 4

4.1          Impositions.

4.1.1           Subject to Section 12.1 relating to permitted contests, Tenant shall pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost may be added for nonpayment. Subject to Section 4.4 below, Tenant shall make such payments directly to the taxing authorities where feasible, and promptly furnish to Landlord copies of official receipts or other satisfactory proof evidencing such payments.

4.1.2           Landlord shall prepare and file all tax returns and reports as may be required by Legal Requirements with respect to Landlord’s net income, gross receipts, franchise taxes and taxes on its capital stock, and Tenant shall prepare and file all other tax returns and reports as may be required by Legal Requirements with respect to or relating to the Premises and Tenant’s Personal Property.

4.1.3           Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Premises as may be necessary to prepare any required returns and reports to taxing authorities. If any property covered by this Lease is classified as personal property for tax purposes, Tenant shall file all personal property tax returns in such jurisdictions where it must legally so file. Landlord, to the extent it possesses the same, and Tenant, to the extent it possesses the same, shall provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Landlord is legally required to file personal property tax returns and to the extent practicable, Tenant shall be provided with copies of assessment notices indicating a value in excess of the reported value in sufficient time for Tenant to file a protest.

4.1.4           Subject to the conditions set forth in Section 12.1, Tenant may, upon notice to Landlord, at Tenant’s option and at Tenant’s sole cost and expense, protest, appeal, or institute such other proceedings as Tenant may deem appropriate to effect a reduction of real estate or personal property assessments and Landlord, at Tenant’s expense as aforesaid, shall reasonably cooperate with Tenant in such protest, appeal, or other action but at no cost or expense to Landlord. Billings for reimbursement by Tenant to Landlord of personal property or real property taxes shall be accompanied by copies of a bill therefor and payments thereof which identify the personal property or real property with respect to which such payments are made. Any refund due from any taxing authority in respect of any Imposition paid by Tenant shall be paid over to Tenant if no Event of Default shall have occurred and be continuing hereunder. Any other refund shall be paid over to, or retained by, Landlord and applied to the payment of Tenant’s obligations under this Lease in such order of priority as Landlord shall determine.

4.1.5           Landlord shall give prompt notice to Tenant of all Impositions payable by Tenant hereunder of which Landlord has actual knowledge, but Landlord’s failure to give any such notice shall in no way diminish Tenant’s obligations hereunder to pay such Impositions.

4.1.6           Impositions imposed or assessed in respect of the tax-fiscal period during which the Term commences or terminates shall be adjusted and prorated between Landlord and Tenant, whether or not such Imposition is imposed or assessed before or after such commencement or termination, and Tenant’s obligation to pay its prorated share thereof shall survive termination of this Lease.

4.2           Utility Charges. Tenant shall pay or cause to be paid all charges for electricity, power, gas, oil, water and other utilities used in the Premises. Tenant shall also pay or reimburse Landlord for all costs and expenses of any kind whatsoever which at any time with respect to the Term hereof may be imposed against Landlord, Tenant and/or the Premises by reason of any of the easements, covenants, conditions and/or restrictions affecting or benefiting the Premises and/or any part(s) thereof, or with respect to easements, licenses or other rights over, across or with respect to any adjacent or other property which benefits the Premises, including any and all costs and expenses associated with any utility, drainage and parking easements.

4.3           Insurance Premiums. Tenant shall pay or cause to be paid all premiums for the insurance coverage required to be maintained by Tenant hereunder.

4.4           Impound Account. Notwithstanding any provision of this Lease to the contrary, during the Term, Tenant shall deposit, at the time each payment of Minimum Rent is due by Tenant under this Lease, an amount equal to one-twelfth of (a) Tenant’s estimated annual Impositions relating to real estate and personal property taxes, of every kind and nature, required pursuant to Section 4.1, and (b) the estimated amount of insurance premiums required to procure the insurance coverage required to be maintained by Tenant pursuant to Section 13 below, into an impound account as directed by Landlord. The estimated amounts described in clauses (a) and (b) of the preceding sentence shall be established by Landlord in its reasonable discretion and may be adjusted from time to time by Landlord in its reasonable discretion. The cost of administering such impound account shall be paid by Tenant. At the time any payment of Impositions and/or insurance premiums for the insurance coverages required pursuant to Section 13 below is due, and upon request by Tenant, accompanied by copies of all tax bills, invoices or other evidence reasonably satisfactory to Landlord of the amounts so due, Landlord shall apply funds on deposit with Landlord in such impound account to the appropriate amount due to the appropriate taxing authority and/or insurance provider: provided, however, that (i) Landlord shall have no obligation to deliver funds in excess of the total amount of funds held in such account, and (ii) upon the occurrence of an Event of Default, Landlord shall not be obligated to make such payments, but may instead apply such funds to payment of Tenant’s other obligations under this Lease in such order as Landlord may determine. On the Commencement Date, Tenant shall deposit with Landlord such amounts, when considered with the monthly payments to be made by Tenant pursuant to this Section, as may reasonably be required to pay the full amount of such Impositions and insurance premiums at the time(s) the same become next due, all as reasonably determined by Landlord. No amount deposited with Landlord or into an impound account established pursuant to this Section shall be or be deemed to be escrow or trust funds, and at Landlord’s option and in Landlord’s discretion, any amounts deposited with Landlord may either be held in a separate account or be commingled by Landlord with the general funds of Landlord. Tenant shall not be entitled to interest on funds deposited with Landlord or contained in any impound account established pursuant to this Section. Any amounts deposited with Landlord or contained in any impound account established pursuant to this Section shall be solely for the protection of Landlord and the Premises and entail no responsibility on Landlord’s part beyond the application of such amounts as provided above. In the event of a transfer of Landlord’s interest in the Premises or an assignment of Landlord’s interest in this Lease, Landlord shall have the right to transfer to the transferee the amounts deposited by Tenant with Landlord or in any impound account established by Landlord pursuant to this Section and thereupon shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of such amounts to such a transferee/assignee. The amounts deposited by Tenant with Landlord or in any impound account established by Landlord pursuant to this Section may also be assigned as security in connection with a Mortgage. Nothing contained in this Section shall be deemed to affect any right or remedy of Landlord hereunder.

SECTION 5

5.1           No Termination, Abatement, etc. Except as otherwise specifically provided in this Lease, Tenant shall remain bound by this Lease in accordance with its terms and shall not seek or be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent. Except as expressly set forth in this Lease, the respective obligations of Landlord and Tenant shall not be affected by reason of damage to or destruction of the Premises, Condemnation of the Premises, any claim that Tenant has or might have against Landlord, or any bankruptcy, insolvency, reorganization or other proceedings affecting Landlord or any assignee or transferee of Landlord, or for any other cause, whether similar or dissimilar to any of the foregoing, other than a discharge of Tenant from any such obligations as a matter of law. Tenant hereby specifically waives all rights arising from any occurrence whatsoever that may now or hereafter be conferred upon it by law (a) to modify, surrender or terminate this Lease or quit or surrender the Premises and/or any part(s) thereof; or (b) which may entitle Tenant to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Tenant hereunder, except as otherwise specifically provided in this Lease. The obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease or by any termination of this Lease other than by reason of an Event of Default.

SECTION 6

6.1           Ownership of the Premises. Tenant acknowledges that the Premises are the property of Landlord and that Tenant has only the right to the exclusive possession and use of the Premises upon the terms and conditions of this Lease. Upon the expiration or earlier termination of this Lease, Tenant shall, at its expense, repair and restore the Premises to the condition required by Section 9.1.4.

6.2           Personal Property. During the Term, Tenant shall, as necessary and at its expense, install, affix or assemble or place on any parcels of the Land or in any of the Leased Improvements, any items of Tenant’s Personal Property and replacements thereof which shall be the property of and owned by Tenant. Except as provided in Sections 6.3 and 16.7, Landlord shall have no rights to Tenant’s Personal Property during the Term. Tenant shall provide and maintain during the entire Term all Personal Property necessary in order to operate the Premises in compliance with all licensure and certification requirements, all Legal Requirements and all Insurance Requirements and otherwise in accordance with customary practice in the industry for the Primary Intended Use. In addition, Tenant shall be required to replace, modify, alter or substitute any of Landlord’s Personal Property that has become obsolete or worn out with personal property of equal or better quality. Any such replacements, modifications, alterations or substitutions (whether or not upgrades thereof) shall become Landlord’s Personal Property.

6.3           Transfer of Personal Property and Capital Additions to Landlord. Upon the expiration or earlier termination of this Lease (unless such termination is the result of Tenant’s purchase of the Premises), all Capital Additions not owned by Landlord and all of Tenant’s Personal Property (including all motor vehicles (if any) owned by Tenant used to transport patients) shall become the property of Landlord, free of any encumbrance, and Tenant shall execute all documents and take any actions reasonably necessary to evidence such ownership and discharge any encumbrance. Notwithstanding anything to the contrary in this Lease, upon the expiration or earlier termination of this Lease, Landlord shall not be obligated to reimburse Tenant for any replacements, rebuildings, alterations, additions, substitutions, and/or improvements that are surrendered as part of or with the Premises.

SECTION 7

7.1          Condition of the Premises. Tenant acknowledges that it has been managing or operating the Premises and has knowledge of the condition of the Premises. Tenant is leasing the Premises “AS IS” in its present condition. Tenant waives any claim or action against Landlord in respect of the condition of the Premises including any defects or adverse conditions not discovered or otherwise known by Tenant as of the date hereof. LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE PREMISES OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, OR AS TO THE NATURE OR QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, OR THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, IT BEING AGREED THAT ALL SUCH RISKS, LATENT OR PATENT, ARE TO BE BORNE SOLELY BY TENANT INCLUDING ALL RESPONSIBILITY AND LIABILITY FOR ANY ENVIRONMENTAL REMEDIATION AND COMPLIANCE WITH ALL ENVIRONMENTAL LAWS.

7.2          Use of the Premises.

7.2.1           Tenant covenants that it will obtain and maintain all authorizations and approvals needed to use and operate the Premises for such the Primary Intended Use and any other use conducted on the Premises as may be permitted from time to time hereunder in accordance with Legal Requirements including applicable licenses, provider agreements, permits, and Medicare and/or Medicaid certification (if applicable).

7.2.2           Tenant shall use or cause to be used the Premises and the improvements thereon for the Primary Intended Use. Tenant shall not use the Premises or any part(s) thereof for any other use without the prior written consent of Landlord.

7.2.3           Tenant shall operate continuously the entire Premises in accordance with the Primary Intended Use. Tenant shall devote the entirety of the Premises to the Primary Intended Use, except for areas reasonably required for office, storage space or ancillary service uses incidental to the Primary Intended Use. Tenant shall not modify the services offered or take any other action (e.g., removing patients or directing patients, or prospective patients, to another facility) if such modification of services or the taking of such action would materially reduce gross revenues from the Premises or the Fair Market Value of the Premises. Tenant shall at all times maintain an adequate staff for the service of its patients, in each case assuming an occupancy and/or use level that is not less than the average occupancy and/or use level for similar facilities in the State. Tenant shall employ its best judgment, efforts and abilities to operate the entirety of the Premises in such a manner so as to enhance the reputation and attractiveness of the Premises.

7.2.4           Tenant shall conduct its business at the Premises in conformity with the highest standards of patient care practice provided in similar facilities in the State.

7.2.5           Tenant shall not commit or suffer to be committed any waste on the Premises or cause or permit any nuisance to exist thereon or with respect thereto.

7.2.6           Tenant shall neither suffer nor permit the Premises or any part(s) thereof, or Tenant’s Personal Property, to be used in such a manner as (a) might reasonably tend to impair Landlord’s title thereto or to any portion thereof or (b) may make possible a claim of adverse use or possession, or an implied dedication of the Premises or any part(s) thereof.

7.2.7           Tenant shall not commit or suffer to be committed any waste on the Premises or cause or permit any nuisance to exist thereon or with respect thereto.

7.2.8           There shall be no change in the holder of any license for the Premises without Landlord’s prior written consent, which consent may be given or withheld in Landlord’s sole and absolute discretion.

7.3          Landlord to Grant Easements. etc. Landlord shall, from time to time so long as no Event of Default has occurred and is continuing, at the request of Tenant and at Tenant’s cost and expense, but subject to the approval of Landlord, (a) grant easements and other rights in the nature of easements; and (b) release existing easements or other rights in the nature of easements which are for the benefit of the Premises. Except as set forth in Section 36.1 with respect to granting Mortgages, or unless otherwise requested by Tenant, Landlord shall not grant any easements or impose any covenants, conditions or restrictions on the Premises without Tenant’s consent, which consent shall not be unreasonably withheld.

7.4          Preservation of Value. Tenant acknowledges that a fair return to Landlord on its investment in the Premises is dependent, in part, on the concentration on the Premises during the Term of the core community business of Tenant and its Affiliates in the geographical area of the Premises. Tenant further acknowledges that diversion of patients, from the Premises to other facilities or institutions and/or reemployment by Tenant of management or supervisory personnel working at the Premises following the expiration or earlier termination of this Lease at other facilities or institutions owned, operated or managed, whether directly or indirectly, by Tenant or its Affiliates could have a material adverse impact on the value and utility of the Premises. Accordingly, Landlord and Tenant agree as follows:

7.4.1           During the Term and for a period of one (1) year thereafter, neither Tenant nor any of its Affiliates, directly or indirectly, shall operate, own, manage or have any interest in or otherwise participate in or receive revenues from any other facility or institution providing services or goods similar to those provided in connection with the Premises and its Primary Intended Use, within a fifty (50) mile radius outward from the outside boundary of the Premises. All distances shall be measured on a straight line rather than on a driving distance basis. In the event that any portion of such other facility or institution is located within such restricted area the entire facility or institution shall be deemed located within such restricted area.

7.4.2            For a period of two (2) years following any termination of this Lease for an Event of Default by Tenant, neither Tenant nor any of its Affiliates shall hire, engage or otherwise employ any management or supervisory personnel working solely on or solely in connection with the Premises.

SECTION 8

8.1          Compliance with Legal and Insurance Requirements, Instruments, etc. Subject to Section 12.1 regarding permitted contests, Tenant, at its expense, shall at all times (a) comply with all Legal Requirements and Insurance Requirements regarding the use, operation, maintenance, repair and restoration of the Premises and Tenant’s Personal Property, whether or not compliance therewith may require structural changes in any of the Leased Improvements; and (b) procure, maintain and comply with all licenses, certificates of need, provider agreements and other authorizations required for the use of the Premises and Tenant’s Personal Property for the applicable Primary Intended Use and for the proper erection, installation, operation and maintenance of the Premises and Tenant’s Personal Property. If, after thirty (30) days of receiving notice from Landlord, Tenant fails to comply with the provisions of this Section, Landlord may, but shall not be obligated to, enter upon the Premises and make all Capital Additions and take such actions and incur such costs and expenses to effect such compliance as it deems advisable to protect its interest in the Premises, and Tenant shall reimburse Landlord for all costs and expenses incurred by Landlord in connection with such actions. Tenant covenants and agrees that none of the Premises, Tenant’s Personal Property or any Capital Additions shall be used for any unlawful purpose.

SECTION 9

9.1          Maintenance and Repair.

9.1.1           Tenant, at its expense, shall maintain the Premises and the Tenant’s Personal Property in good order and repair, and, with reasonable promptness, make all necessary and appropriate repairs thereto of every kind and nature, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the Commencement Date. All repairs shall be at least equivalent in quality to the original work. Tenant will not take or omit to take any action the taking or omission of which might impair the value or the usefulness of the Premises for the Primary Intended Use.

9.1.2           Landlord shall not under any circumstances be required to (a) build or rebuild any improvements on the Premises; (b) make any repairs, replacements, alterations, restorations or renewals of any nature to the Premises, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto; or (c) maintain the Premises in any way. Tenant hereby waives, to the extent permitted by law, the right to make repairs at the expense of Landlord pursuant to any law in effect at the time of the execution of this Lease or hereafter enacted.

9.1.3           Nothing contained in this Lease and no action or inaction by Landlord shall be construed as (a) constituting the consent or request of Landlord, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Premises or any part(s) thereof; or (b) giving Tenant any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Landlord in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Landlord in the Premises or any part(s) thereof.

9.1.4           Unless Landlord shall convey any of the Premises to Tenant pursuant to the provisions of this Lease, Tenant shall, upon the expiration or earlier termination of the Term, vacate and surrender the Premises and the Tenant’s Personal Property to Landlord in the condition in which the Premises was originally received from Landlord or (if applicable) were originally introduced to the Premises, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease and except for ordinary wear and tear.

9.2           Encroachments; Restrictions. Tenant shall take all steps necessary to cause the Leased Improvements to not encroach upon any property, street, right-of-way, easement or set-back line, or to not violate any restrictive covenant or other agreement affecting the Premises.

SECTION 10

10.1         Construction of Capital Additions and Other Alterations to the Premises. Without the prior written consent of Landlord, Tenant shall not (a) make any Capital Additions on or structural alterations to the Premises; (b) enlarge or reduce the size of the Premises or otherwise materially alter or affect (other than repair and replacement thereof) any main building systems, including any main plumbing, electrical or heating, ventilating and air conditioning systems; or (c) make any Capital Additions or other alterations which would tie in or connect with any improvements on property adjacent to the Land. Tenant may, without Landlord’s prior written consent, make any alterations, additions, or improvements (collectively, “alterations”) to the Premises if such alterations are not of the type described in either clause (a), (b) or (c) above, so long as in each case: (i) the same do not (A) decrease the value of the Premises, (B) affect the exterior appearance of the Premises, or (C) adversely affect the structural components of the Leased Improvements or the main electrical, mechanical, plumbing or ventilating and air conditioning systems; (ii) the same are consistent or better in terms of style, quality and workmanship to the original Leased Improvements and Fixtures; (iii) the same are constructed and performed in accordance with the provisions of this Section; and (iv) the cost thereof does not exceed, in the aggregate, $100,000 for any twelve (12) month period. Any alterations (other than alterations described in clauses (a), (b) or (c) above, and other than alterations which meet the foregoing requirements of clauses (i), (ii), and (iii) and (iv) above) shall be subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld. To the extent Landlord’s prior written consent shall be required in connection with any alterations or Capital Additions, Landlord may impose such conditions thereon in connection with its approval thereof as Landlord in its sole but reasonable judgment deems appropriate. Notwithstanding the foregoing, Landlord agrees that painting, landscaping, and replacement of floor, wall and window coverings shall be deemed alterations which do not require Landlord’s consent, regardless of the cost thereof, so long as the same meet the requirements of clauses (ii) and (iii) above. With respect to any Capital Additions or alterations permitted hereunder, (A) all work done in connection with such construction shall be done promptly and in a good and workmanlike manner using first-class materials and in conformity with all Legal Requirements; (B) promptly following the completion of such construction, Tenant shall deliver to Landlord “as built” drawings of such addition, certified as accurate by the licensed architect or engineer selected by Tenant to supervise such work; and (C) if by reason of the construction thereof, a new or revised Certificate of Occupancy for any component of the Premises is required, Tenant shall obtain and furnish a copy of the same to Landlord promptly upon completion thereof.

SECTION 11

11.1         Liens. Subject to the provisions of Section 12.1 relating to permitted contests, Tenant will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon the Premises, excluding, however, the matters that exist as of the Commencement Date.

SECTION 12

12.1         Permitted Contests. Tenant, upon prior written notice to Landlord, on its own or in Landlord’s name, at Tenant’s expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any licensure or certification decision, Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge or claim; subject, however, to the further requirement that (a) the commencement and continuation of such proceedings shall suspend the collection thereof from Landlord and from the Premises; (b) neither the Premises nor the Rent therefrom nor any part or interest in either thereof would be in any danger of being sold, forfeited, attached or lost pending the outcome of such proceedings; (c) neither Landlord nor Tenant would be in any danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; and (d) Tenant shall give such reasonable security as may be required by Landlord to insure ultimate payment of the same and to prevent any sale or forfeiture of the Premises or the Rent by reason of such nonpayment or noncompliance. If any such contest is finally resolved against Landlord or Tenant, Tenant shall promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or comply with the applicable Legal Requirement or Insurance Requirement. Tenant shall indemnify, defend, protect and save Landlord harmless from and against any liability, cost or expense of any kind that may be imposed upon Landlord in connection with any such contest and any loss resulting therefrom.

SECTION 13

13.1         General Insurance Requirements. During the Term, Tenant shall at all times keep the Premises, and all property located in or on the Premises, including all Capital Additions, the Fixtures and the Personal Property, insured with the kinds and amounts of insurance described below. Each element of the insurance described in this Section shall be maintained with respect to the Premises and the Personal Property and operations thereon. This insurance shall be written by companies authorized to do insurance business in the State in which the Premises is located. All liability type policies (a) must name Landlord as an “additional insured” and (b) shall be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord shall be excess and non-contributing with any insurance required of Tenant. All property, loss of rental and business interruption type policies shall name Landlord as “loss payee.” Losses shall be payable to Landlord and/or Tenant as provided in Section 14. In addition, the policies, as appropriate, shall name as an “additional insured” or “loss payee” the holder of any mortgage, deed of trust or other security agreement (“Mortgagee”) securing any indebtedness or any other encumbrance placed on any Premises in accordance with the provisions of Section 36.3.1 (“Mortgage”) by way of a standard form of mortgagee’s loss payable endorsement; provided that Landlord delivers the name and address of any such Mortgagee to Tenant. Any loss adjustment shall require the written consent of Landlord, Tenant and each Mortgagee. Evidence of insurance shall be deposited with Landlord and, if requested, with any Mortgagee(s). The policies shall insure against the following risks:

13.1.1           Loss or damage by fire, vandalism and malicious mischief, extended coverage perils commonly known as special form perils, earthquake (including earth movement), sinkhole and windstorm in an amount not less than the insurable value on a replacement cost basis (as defined below in Section 13.2) and including a building ordinance coverage endorsement;

13.1.2           Loss or damage by explosion of steam boilers, pressure vessels or similar apparatus, now or hereafter installed in the Premises, in such limits with respect to any one accident as may be reasonably requested by Landlord from time to time;

13.1.3           Flood (when the Premises is located in whole or in part within a designated 100-year flood plain area) and such other hazards and in such amounts as may be customary for comparable properties in the area;

13.1.4           Loss of rental value in an amount not less than twelve (12) months’ Rent payable hereunder or business interruption in an amount not less than twelve (12) months of income and normal operating expenses including payroll and Rent payable hereunder with an endorsement extending the period of indemnity by at least ninety (90) days (Building Ordinance Increased Period of Restoration Endorsement) necessitated by the occurrence of any of the hazards described in Sections 13.1.1, 13.1.2 or 13.1.3; and

13.1.5           (a) Bodily injury and property damage under a policy of commercial general liability insurance (including broad form property damage and broad form contractual liability) and (b) medical professional liability, with amounts not less than Five Million and No/100 Dollars ($5,000,000.00) per occurrence and Ten Million and No/100 Dollars ($10,000,000.00) in the annual aggregate.

13.2         Replacement Cost. The term “replacement cost” shall mean the actual replacement cost of the insured property from time to time with new materials and workmanship of like kind and quality. If either party believes that the replacement cost has increased or decreased at any time during the Term, it shall have the right to have such replacement cost redetermined by an impartial national insurance company reasonably acceptable to both parties (the “impartial appraiser”). The party desiring to have the replacement cost so redetermined shall forthwith, on receipt of such determination by the impartial appraiser, give written notice thereof to the other party hereto. The determination of the impartial appraiser shall be final and binding on the parties hereto, and Tenant shall forthwith increase or decrease the amount of the insurance carried pursuant to this Section to the amount so determined by the impartial appraiser. Tenant shall pay the fee, if any, of the impartial appraiser. If Tenant has made improvements to the Premises, including any Capital Additions. If Tenant has made improvements to the Premises, Landlord may, at Tenant’s expense. have the replacement cost redetermined at any time after such improvements are made, regardless of when the replacement cost was last determined.

13.3         Additional Insurance. In addition to the insurance described above, Tenant shall maintain such additional insurance as may be reasonably required from time to time by Landlord and shall further at all times maintain adequate workers’ compensation coverage and any other coverage required by Legal Requirements for all Persons employed by Tenant on the Premises in accordance with Legal Requirements.

13.4         Waiver of Subrogation. All insurance policies carried by either party covering the Premises and Tenant’s Personal Property including contents, fire and casualty insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party. Each party waives any claims it has against the other party to the extent such claim is covered by insurance.

13.5         Policy Requirements. All of the policies of insurance referred to in this Section shall be written in form satisfactory to Landlord and by insurance companies with a policyholder rating of “A” and a financial rating of “X” in the most recent version of Best’s Key Rating Guide. Additionally, all of the insurance referred to in this Section shall be on an occurrence (rather than a claims-made) basis. Tenant shall pay all of the premiums therefor, and deliver such policies or certificates thereof to Landlord prior to their effective date (and with respect to any renewal policy, shall deliver to Landlord’s reasonable satisfaction, evidence of renewal at least thirty (30) days prior to the expiration of the existing policy), and in the event of the failure of Tenant either to effect such insurance in the names herein called for or to pay the premiums therefor, or to deliver such policies or certificates thereof to Landlord, at the times required, Landlord shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, in which event the cost thereof, together with interest thereon at the Overdue Rate, shall be repayable to Landlord upon demand therefor. Each insurer shall agree, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Landlord, that it will give to Landlord thirty (30) days’ written notice before the policy or policies in question shall be materially altered, allowed to expire or canceled. Each policy shall have a deductible or deductibles, if any, which are no greater than those normally maintained for similar facilities in the State of similar size, financial condition, [resident mix and number]; provided, however, that in no event shall the deductibles for any medical professional liability policies or general liability policies exceed $25,000.00.

13.6         Increase in Limits. If either party shall at any time believe the limits of the insurance required hereunder to be either excessive or insufficient, the parties shall endeavor to agree in writing on the proper and reasonable limits for such insurance to be carried and such insurance shall thereafter be carried with the limits thus agreed on until further change pursuant to the provisions of this Section. If the parties shall be unable to agree thereon, the proper and reasonable limits for such insurance to be carried shall be determined by an impartial third party reasonably selected by Landlord and Tenant. Nothing herein shall permit the amount of insurance to be reduced below the amount or amounts required by any of the Mortgagees.

13.7         Blanket Policies and Policies Covering Multiple Locations. Notwithstanding anything to the contrary contained in this Section, Tenant’s obligations to carry the insurance provided for herein may be brought within the coverage of a blanket policy or policies of insurance carried and maintained by Tenant; provided, however, that the coverage afforded Landlord will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Lease by reason of the use of such blanket policy of insurance, and provided further that the requirements of this Section are otherwise satisfied. For any liability policies covering any other facilities in addition to the Premises, Landlord may require excess limits as Landlord reasonably determines.

13.8        No Separate Insurance. Tenant shall not, on Tenant’s own initiative or pursuant to the request or requirement of any third party, (a) take out separate insurance concurrent in form or contributing in the event of loss with that required in this Section to be furnished by, or which may reasonably be required to be furnished by, Tenant or (b) increase the amounts of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Landlord and all Mortgagees, are included therein as additional insured and the loss is payable under such insurance in the same manner as losses are payable under this Lease. Tenant shall immediately notify Landlord of the taking out of any such separate insurance or of the increasing of any of the amounts of the then existing insurance by securing an additional policy or additional policies.

SECTION 14

14.1        Insurance Proceeds. All proceeds payable by reason of any loss or damage to the Premises under any policy of insurance required to be carried hereunder shall be paid to Landlord and made available by Landlord to Tenant from time to time for the reasonable costs of reconstruction or repair, as the case may be, of any damage to or destruction of the Premises. Any excess proceeds of such insurance remaining after the completion of (and payment for) the restoration or reconstruction of the Premises (or in the event neither Landlord nor Tenant is required or elects to repair and restore, all such insurance proceeds) shall be retained by Landlord, except as otherwise specifically provided below in this Section. All salvage resulting from any risk covered by insurance shall, at Landlord’s option, belong to Landlord.

14.2        Casualty.

14.2.1           If the Premises is damaged or destroyed by fire or other casualty, Tenant shall restore such Premises to substantially the same condition as existed immediately before such damage or destruction.

14.2.2           If the cost of the repair or restoration exceeds the amount of proceeds received by Landlord from the insurance required to be carried hereunder, Tenant shall contribute any excess amounts needed to restore the Premises. Such difference shall be paid by Tenant to Landlord together with any other insurance proceeds, for application to the cost of repair and restoration.

14.2.3           If Tenant purchases the Premises pursuant to Section 40, and if such purchase occurs after a fire or other casualty has damaged or destroyed the Premises, but prior to the completion by Tenant of its repair and restoration obligations under Section 14.2, Landlord shall remit to Tenant, at the Close of Escrow, all insurance proceeds that are then being held by Landlord with respect to such casualty.

14.3        No Abatement of Rent. This Lease shall remain in full force and effect and Tenant’s obligation to pay the Rent and all other charges required by this Lease shall remain unabated during the period required for adjusting insurance, satisfying Legal Requirements, repair and restoration. All proceeds payable by reason of any loss of rental or business interruption under any policy of insurance required to be carried by Tenant hereunder shall be paid to Landlord and, provided that no Event of Default has occurred and is continuing, Landlord shall (a) apply, on a monthly basis, all such proceeds paid by reason of loss of rental towards Tenant’s obligation to pay Rent; and (b) after Rent has been paid, make available to Tenant for Tenant’s operating costs (e.g., payment of salaries, taxes, etc.), on a monthly basis, all such proceeds paid by reason of business interruption. Any excess proceeds of such insurance remaining after such rent and operating costs have been paid shall be delivered to Tenant

14.4        Waiver. Tenant waives any statutory rights of termination that may arise by reason of any damage or destruction of the Premises.

SECTION 15

15.1        Condemnation.

15.1.1           Total Taking. If the Premises are totally and permanently taken by Condemnation, this Lease shall terminate as of the day before the Date of Taking.

15.1.2           Partial Taking. If a portion of the Premises is taken by Condemnation, this Lease shall remain in effect if the Premises is not thereby rendered Unsuitable for Its Primary Intended Use (except that this Lease shall terminate with respect to the portion of the Premises so taken), but if the Premises are thereby rendered Unsuitable for its Primary Intended Use, this Lease shall terminate as of the day before the Date of Taking. In the event of any such partial taking in which the Lease is not so terminated and such partial taking affects the building (as opposed to components of the Premises such as parking, landscaping, sidewalks, etc.), Minimum Rent shall be adjusted in a manner that is fair, just and equitable to both Landlord and Tenant.

15.1.3           Restoration. If there is a partial taking of the Premises and this Lease remains in full force and effect pursuant to Section 15.1.2, Landlord shall make available to Tenant the portion of the Award necessary and specifically identified or allocated for restoration of the Premises and Tenant shall accomplish all necessary restoration whether or not the amount provided or allocated by the Condemnor for restoration is sufficient.

15.1.4           Award Distribution. Subject to Section 15.1.3 above, the entire Award shall belong to and be paid to Landlord, except that Tenant shall be entitled to receive from the Award, if and to the extent such Award specifically includes such item, lost profits value and moving expenses.

15.1.5           Temporary Taking. The taking of the Premises and/or any part(s) thereof, shall constitute a taking by Condemnation only when the use and occupancy by the taking authority has continued for longer than one hundred eighty (180) consecutive days. During any shorter period, which shall be considered a temporary taking, all the provisions of this Lease shall remain in full force and effect and the Award allocable to the Term shall be paid to Tenant.

15.1.6           Sale under Threat of Condemnation. A sale by Landlord to any Condemnor, either under threat of Condemnation or while Condemnation proceedings are pending, shall be deemed a Condemnation for purposes of this Lease. Subject to Tenant’s consent, which shall not be unreasonably withheld, Landlord may, without any obligation to Tenant, agree to sell and/or convey to any Condemnor all or any portion of the Premises free from this Lease and the rights of Tenant hereunder without first requiring that any action or proceeding be instituted or pursued to judgment.

SECTION 16

16.1        Events of Default. Any one or more of the following shall constitute an “Event of Default”:

16.1.1           a default shall occur under any other lease or other agreement or instrument, now or hereafter with or in favor of Landlord or any Affiliate of Landlord and made by or with Tenant or any Affiliate of Tenant where such default is not cured within applicable notice and cure periods in such lease, agreement or instrument;

16.1.2           Tenant shall fail to pay any installment of Rent by the last day of the applicable calendar month and does not cure such failure within ten (10) days of notice from Landlord that the same is past due;

16.1.3           except as otherwise specifically provided for in this Section, if Tenant shall fail to observe or perform any other term, covenant or condition of this Lease and such failure is not cured by Tenant within thirty (30) days after notice thereof from Landlord, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to be an Event of Default if Tenant commences to cure such failure within such 30-day period and thereafter proceeds promptly and with reasonable diligence to cure the failure and diligently completes the curing thereof; provided, however, that (i) such notice shall be in lieu of and not in addition to any notice required under applicable law; and (ii) in no event shall the cure period set forth above continue for more than sixty (60) days after the initial notice of such default is delivered by Landlord to Tenant;

16.1.4           Tenant or any Guarantor shall admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy or a petition to take advantage of any insolvency act, make an assignment for the benefit of its creditors, consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof;

16.1.5           Tenant or any Guarantor shall be adjudicated as bankrupt or a court of competent jurisdiction shall enter an order or decree appointing a receiver of Tenant or of the whole or substantially all of its property and such judgment, order or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of the entry thereof;

16.1.6           Tenant or any Guarantor shall be liquidated or dissolved, or shall begin proceedings toward such liquidation or dissolution, or shall, in any manner, permit the sale or divestiture of substantially all its assets (except to the extent such a sale is expressly permitted hereunder);

16.1.7           any breach or default of the provisions of Section 24.1 occurs;

16.1.8           any of the representations or warranties made by Tenant herein or by any Guarantor in the Guaranty proves to be untrue when made in any material respect;

16.1.9           any license or third-party provider reimbursement agreements material to operation of the Premises for its Primary Intended Use are at any time terminated or revoked or suspended;

16.1.10         Tenant fails to give notice to Landlord not later than ten (10) days after any notice, claim or demand from any governmental authority, or any officer acting on behalf thereof, of any material violation of any Legal Requirement with respect to the operation of the Premises. For purposes of this Subsection, a “material violation” shall mean a violation of any such Legal Requirement that is reasonably likely to (i) have a material adverse effect on Tenant’s operations in the Premises; or (ii) impose any liability on Landlord;

16.1.11         Tenant fails to cure or abate any material violation (except for violations being contested by Tenant pursuant to Section12.1 hereof) occurring during the Term that is claimed by any governmental authority, or any officer acting on behalf thereof, of any law, order, ordinance, rule or regulation pertaining to the operation of the Premises, and within the time permitted by such authority for such cure or abatement. For purposes of this Subsection, a “material violation” shall mean a violation of any such law, order, ordinance, rule or regulation that is reasonably likely to (i) have a material adverse effect on Tenant’s operations in the Premises; or (ii) impose any liability on Landlord;

16.1.12         Tenant fails to notify Landlord within three (3) business days after receipt of any notice from any governmental agency terminating or suspending or reflecting a material risk of imminent termination or suspension, of any material license or certification relating to the Premises;

16.1.13         any proceedings are instituted against Tenant by any governmental authority that are reasonably likely to result in (i) the revocation of any license granted to Tenant that is material to the operation of the Premises; (ii) the decertification of the Premises from participation in the Medicare or Medicaid reimbursement program if participation in such programs is applicable and is material to the operation of the Premises; or (iii) the issuance of a stop placement order against Tenant;

16.1.14         any default and acceleration of any indebtedness of borrowed money in excess of $250,000 of Tenant, Guarantor or any Affiliate of Tenant or Guarantor has occurred;

16.1.15         any default shall occur under any Guaranty;

16.1.16         Tenant or its Affiliates, as applicable, shall fail to comply with the provisions of Section 47.1 below;

16.1.17         Tenant fails maintain the Coverage Requirement for two (2) successive reporting quarters (a “Coverage Default”), and thereafter does not meet the Coverage Requirement within two (2) reporting quarters after receipt of notice thereof from Landlord;

16.1.18         Tenant fails to maintain the Minimum Net Worth; provided, however, that such event shall only constitute an Event of Default hereunder if Landlord delivers notice of such failure to Tenant and if such failure continues beyond any cure period expressly afforded by Landlord to Tenant in such notice (it being agreed, however, that the decision as to whether a cure period shall be granted and the duration of such cure period, if any, shall be determined by Landlord in its sole and absolute discretion);

16.2         Certain Remedies. If an Event of Default shall have occurred, Landlord may terminate this Lease, by giving Tenant notice of such termination and the Term shall terminate and all rights of Tenant under this Lease shall cease. Landlord shall have all rights at law and in equity available to Landlord as a result of any Event of Default. Tenant shall pay as Additional Charges all costs and expenses incurred by or on behalf of Landlord, including reasonable attorneys’ fees and expenses, as a result of any Event of Default hereunder. If an Event of Default shall have occurred and be continuing, whether or not this Lease has been terminated pursuant to this Section, Tenant shall, to the extent permitted by law, if required by Landlord so to do, immediately surrender to Landlord possession of the Premises and quit the same and Landlord may enter upon and repossess the Premises by reasonable force, summary proceedings, ejectment or otherwise, and may remove Tenant and all other Persons and any of Tenant’s Personal Property from the Premises.

16.3         Damages. The (a) termination of this Lease; (b) repossession of the Premises; (c) failure of Landlord, notwithstanding reasonable good faith efforts, to relet the Premises; (d) reletting of all or any portion of the Premises; or (e) failure or inability of Landlord to collect or receive any rentals due upon any such reletting, shall not relieve Tenant of its liabilities and obligations hereunder, all of which shall survive any such termination, repossession or reletting. If any such termination occurs, Tenant shall forthwith pay to Landlord all Rent due and payable with respect to the Premises to and including the date of such termination. Thereafter, following any such termination, Tenant shall forthwith pay to Landlord, at Landlord’s option, as and for liquidated and agreed current damages for an Event of Default by Tenant, the sum of:

16.3.1           the worth at the time of award of the unpaid Rent (including all monthly Minimum Rent) which had been earned at the time of termination,

16.3.2           the worth at the time of award of the amount by which the unpaid Rent (including all monthly Minimum Rent) which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided,

16.3.3           the worth at the time of award of the amount by which the unpaid Rent (including all monthly Minimum Rent) for the balance of the then current Term (not including any Extended Terms that have not yet been exercised, but including any Extended Term which has been exercised but has not yet commenced) after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, plus

16.3.4           any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

As used in Subsections 16.3.1 and 16.3.2 above, the “worth at the time of award” shall be computed by allowing interest at the Overdue Rate. As used in Subsection 16.3.3 above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of New York at the time of award plus One Percent (1%). Alternatively, if Landlord does not elect to terminate this Lease, then Tenant shall pay to Landlord, at Landlord’s option, as and for agreed damages for such Event of Default without termination of Tenant’s right to possession of the Premises and any Capital Additions, each installment of said Rent (including the monthly Minimum Rent) and other sums payable by Tenant to Landlord under this Lease as the same becomes due and payable with respect to the Premises, together with interest at the Overdue Rate from the date when due until paid, and Landlord may enforce, by action or otherwise, any other term or covenant of this Lease.

16.4         Receiver. Upon the occurrence of an Event of Default, and upon commencement of proceedings to enforce the rights of Landlord hereunder, Landlord shall be entitled, as a matter of right, to the appointment of a receiver or receivers acceptable to Landlord of the Premises and/or of the revenues, earnings, income, products and profits thereof, pending the outcome of such proceedings, with such powers as the court making such appointment shall confer.

16.5         Waiver. If Landlord initiates judicial proceedings or if this Lease is terminated by Landlord pursuant to this Section, Tenant waives, to the extent permitted by applicable law, (a) any right of redemption, re-entry or repossession; and (b) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt.

16.6         Application of Funds. Any payments received by Landlord under any of the provisions of this Lease during the existence or continuance of any Event of Default that are made to Landlord rather than Tenant due to the existence of an Event of Default (including all rentals received as a result of any reletting) shall be applied to Tenant’s obligations in the order which Landlord may determine or as may be prescribed by the laws of the State in which the Premises are located.

16.7         Landlord’s Security Interest. The parties intend that if an Event of Default occurs under this Lease, Landlord will control Tenant’s Personal Property and the Intangible Property so that Landlord or its designee or nominee can operate or re-let the Premises intact for their Primary Intended Use. Accordingly, to implement such intention, and for the purpose of securing the payment and performance obligations of Tenant hereunder, Landlord and Tenant agree as follows:

16.7.1           Tenant, as debtor, hereby grants to Landlord, as secured party, a security interest in, and an express contractual lien upon, all of Tenant’s right, title and interest in and to (a) Tenant’s Personal Property and in and to the Intangible Property and any and all products, rents, proceeds and profits thereof in which Tenant now owns or hereafter acquires an interest or right, including any leased Tenant’s Personal Property, and further including the property and interests in property described on Exhibit C hereto (except to the extent such items constitute Landlord’s Personal Property), and (b) all of Tenant’s right, title and interest in and to the Seller Note (collectively, the “Collateral”). This Lease constitutes a security agreement covering all such Tenant’s Personal Property and the Intangible Property. The security interest granted to Landlord with respect to Tenant’s Personal Property in this Subsection is intended by Landlord and Tenant to be subordinate to any security interest granted in connection with the financing or leasing of all or any portion of the Tenant’s Personal Property so long as the lessor or financier of such Tenant’s Personal Property agrees to give Landlord written notice of any default by Tenant under the terms of such lease or financing arrangement, to give Landlord a reasonable time following such notice to cure any such default and consents to Landlord’s written assumption of such lease or financing arrangement upon Landlord’s curing of any such defaults.

16.7.2           Tenant hereby authorizes Landlord to file such financing statements, continuation statements and other documents as may be necessary or desirable to perfect or continue the perfection of Landlord’s security interest in the Collateral. In addition, if required by Landlord at any time during the Term, (Tenant shall execute and deliver to Landlord, in form reasonably satisfactory to Landlord, additional security agreements, financing statements, fixture filings and such other documents as Landlord may reasonably require to perfect or continue the perfection of Landlord’s security interest in the Collateral. In the event Tenant fails to execute any financing statement or other documents for the perfection or continuation of Landlord’s security interest, Tenant hereby appoints Landlord as its true and lawful attorney-in-fact to execute any such documents on its behalf, which power of attorney shall be irrevocable and is deemed to be coupled with an interest.

16.7.3           Tenant will give Landlord at least thirty (30) days’ prior written notice of any change in Tenant’s name, identity, jurisdiction of organization or corporate structure. With respect to any such change, Tenant will promptly execute and deliver such instruments, documents and notices and take such actions, as Landlord deems necessary or desirable to create, perfect and protect the security interests of Landlord in the Collateral.

16.7.4           Upon the occurrence of an Event of Default, Landlord shall be entitled to exercise any and all rights or remedies available to a secured party under the Uniform Commercial Code, or available to a lessor under the laws of the State, with respect to Tenant’s Personal Property and the Intangible Property, including the right to sell the same at public or private sale.

16.7.5           Tenant shall deposit the Seller Note with Landlord as further security for this Lease. At any time after December 31, 2021 that AIU is not a subtenant paying rent at least equal to the AIU December 2021 Rent, Tenant will have the right to draw upon the Seller Note in monthly increments equal to the AIU December 2021 Rent, until the AIU space is re-subleased to a tenant at least as creditworthy as AIU for at least five (5) years at a rent at least equal to the AIU December 2021 Rent. If an Event of Default by Tenant occurs, Landlord shall have the right to make draws under the Seller Note upon the terms set forth above.

SECTION 17

17.1         Landlord’s Right to Cure Tenant’s Default. If Tenant shall fail to make any payment or to perform any act required to be made or performed hereunder within fifteen (15) days after written demand by Landlord (except in case of emergencies), Landlord, without waiving or releasing any obligation or default, may, but shall be under no obligation to, make such payment or perform such act for the account and at the expense of Tenant, and may, to the extent permitted by law, enter upon the Premises for such purpose and take all such action thereon as, in Landlord’s opinion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Tenant. All sums so paid by Landlord and all costs and expenses, including reasonable attorneys’ fees and expenses, so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord, shall be paid by Tenant to Landlord on demand.

SECTION 18

18.1         Intentionally Omitted.

SECTION 19

19.1         Renewal Terms. Provided that no Event of Default has occurred and is continuing, either at the date of exercise or upon the commencement of an Extended Term (as hereunder defined), then Tenant shall have the right to renew this Lease with respect to the Premises of all (but not less than all) of the Premises for the Extended Term(s). Tenant shall be deemed to have exercised its renewal options in this Section unless Tenant gives written notice to Landlord of Tenant’s election not to exercise such renewal option at least twenty-four (24) months prior to the expiration of the then applicable current Term. During each Extended Term, all of the terms and conditions of this Lease shall continue in full force and effect, except for the Minimum Rent, which shall be as set forth in Section 19.2.

19.2         Determination of Fair Market Rent. If Tenant’s renewal option is deemed exercised as provided in the preceding Section, Landlord shall notify Tenant of the proposed Fair Market Rent for the Premises at least eight (8) months prior to the expiration of the then applicable Term. “Fair Market Rent” shall be the anticipated rate in effect for the Premises as of the commencement of the applicable Extended Term, based upon the rents generally in effect for new leases of space in the area in which the Premises are located of equivalent quality, size, utility and location, with the length of the extended term and the credit standing of Tenant to be taken into account. In no event shall the Fair Market Rent be less than the Minimum Rent set forth herein. Landlord shall lease to Tenant the Premises in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, free rent or the like) or other tenant inducements. If Tenant does not accept the rate set forth in Landlord’s notice, Tenant shall have the right, upon notice sent to Landlord within fifteen (15) days of receipt of Landlord’s notice containing the proposed Fair Market Rent, to require that Fair Market Rent be determined by an appraisal. If Tenant does not so notify Landlord, Tenant shall be deemed to have accepted the Fair Market Rent set forth in Landlord’s notice. In the event Tenant elects to have an appraisal, the following shall apply:

19.2.1           Landlord shall send written notice to Tenant ("Landlord's Notice") designating the name of Landlord’s independent, third party Appraiser (“Landlord’s Appraiser”).

19.2.2           Within five (5) days of receipt of Landlord’s notice, Tenant shall notify Landlord of either (i) Tenant’s acceptance of Landlord’s Appraiser; or (ii) the name of Tenant’s independent third party Appraiser (“Tenant’s Appraiser”). If Tenant fails to so notify Landlord, Tenant shall be deemed to have accepted Landlord’s Appraiser.

19.2.3           If Tenant accepts Landlord’s Appraiser, the Fair Market Rent shall be determined by Landlord’s Appraiser within thirty (30) days of Landlord's Notice.

19.2.4           If Tenant does not accept Landlord’s Appraiser, within thirty (30) days of Landlord's Notice Landlord’s Appraiser and Tenant’s Appraiser shall each state what they believe the Fair Market Rent to be. If the two (2) rates vary by five percent (5%) or less, then the Fair Market Rent shall be the average of the two (2) rates. If the two (2) rates vary by more than five percent (5%), such two Appraisers shall select an independent third party Appraiser no later than sixty (60) days after Landlord's Notice, and within five (5) days after such appointment, the third Appraiser shall select one (1) of the two (2) rates set by Landlord’s Appraiser and Tenant’s Appraiser as the Fair Market Rent.

19.2.5           Each party shall bear the cost of its Appraiser; provided, however (i) if Tenant accepts Landlord’s Appraiser, the parties shall share equally the cost of Landlord’s Appraiser; or (ii) if a third Appraiser is appointed, the parties shall share equally the cost of such third Appraiser.

19.2.6           “Appraiser” shall mean a real estate broker who has a minimum of five (5) years’ experience in the Westland, Michigan leasing market for properties to the Premises, who is licensed by the State of Michigan, and who is not affiliated with either party or involved in an active transaction with either party.

SECTION 20

20.1         Holding Over. If Tenant shall for any reason remain in possession of the Premises after the expiration or earlier termination of the Term, such possession shall be as a month-to-month tenant during which time Tenant shall pay as Rent each month one hundred fifty percent (150%) of the sum of (a) monthly Minimum Rent applicable to the prior Lease Year, together with (b) all Additional Charges and all other sums payable by Tenant pursuant to this Lease. During such period of month-to-month tenancy, Tenant shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies, to continue its occupancy and use of the Premises. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Lease.

SECTION 21

21.1        Security for Tenant Obligations.

21.1.1           If a Coverage Default is not cured as provided in Section 16.1.17, in addition to any other remedies to which Landlord may be entitled, Landlord may require that Tenant provide to Landlord a letter of credit complying with the Letter of Credit Requirements as security for Tenant’s obligations under this Lease (a “Security Letter of Credit”). The face amount of the Security Letter of Credit shall be one (1) year’s Minimum Ren (the “Required Coverage”). If at any time face amount of the Security Letter of Credit held by Landlord pursuant to this paragraph, shall be less than the Required Coverage, Tenant shall deliver to Landlord one or more replacement or additional Security Letters of Credit (or amendments to the existing Security Letters of Credit) to the extent necessary to cause the face amount of the Security Letters of Credit held by Landlord pursuant to this paragraph, to be at least equal to the Required Coverage.

21.1.2           If Tenant meets the Coverage Requirement for four (4) successive quarters, the Security Letter of Credit shall be returned to Tenant, and shall not be required thereafter unless another Coverage Default occurs. Further, If Tenant shall fully and faithfully perform every provision of this Lease to be performed by Tenant, upon the expiration of the Term, the Security Letter of Credit shall be returned to within ninety (90) days after the expiration of such Term.

21.2        Rent Reserve Fund. Tenant will maintain and demonstrate, on demand from Landlord, a cash (including cash equivalents and accounts receivable) account on its balance sheet, or alternatively, at Tenant’s option, a letter of credit (the “Rent Reserve Letter of Credit”) at least equal to the Minimum Required Rent Reserve (the “Rent Reserve Fund”). Tenant may use the cash account or direct the Landlord to draw upon the Rent Reserve Letter of Credit, as applicable, to pay Rent (a “Rent Reserve Fund Draw”). If a Rent Reserve Fund Draw occurs, then Tenant or Guarantor will replenish the Rent Reserve Fund monthly in the amount of Fifty Thousand Dollars ($50,000) per month until the Rent Reserve Fund reaches the Minimum Required Rent Reserve. The Rent Reserve Fund will count as part of any cash reserve requirement and in the Minimum Net Worth computation.

21.3        Letter of Credit Requirements. The following requirements shall apply to any letters of credit posted by Tenant in connection with this Lease (the “Letter of Credit Requirements”):

21.3.1           Each letter of credit must be unconditional, irrevocable and in substantially the form attached hereto as Exhibit D (or another form satisfactory to Landlord).

21.3.2           Each letter of credit must be issued by a financial institution having offices located in New York, New York and otherwise reasonably satisfactory to Landlord.

21.3.3           Tenant understands that Landlord is relying upon the financial condition of the issuer of the letter of credit, as a primary inducement to Landlord to lease the Premises to Tenant. In the event Moody’s rating on the issuer’s long term senior debt becomes less than Baa2 while the letter of credit is outstanding, Landlord may notify Tenant of such fact, and Tenant shall have five (5) days from the date of such notice within which to either (i) secure the letter of credit with additional collateral acceptable to Landlord in its sole discretion; (ii) provide a substitute letter of credit in the same form as the letter of credit but issued by a banking institution reasonably satisfactory to Landlord having its senior long term debt rated at least Baa2 by Moody’s or equivalent rating service; or (iii) have the letter of credit confirmed by a banking institution reasonably satisfactory to Landlord having its senior long term debt rated at least Baa2 by Moody’s or equivalent rating service. Failure to do one of the foregoing within such time shall constitute an Event of Default and shall entitle Landlord to present the letter of credit for payment at any time after such default, without providing Tenant any further notice or opportunity to cure, and the entire sum drawn thereunder shall be held by Landlord as provided in Subsection 21.2.13, below.

21.3.4           Each letter of credit mush expressly permit partial drawings on multiple occasions.

21.3.5           Each letter of credit shall provide that it is assignable by Landlord without charge to Landlord and without limitation on the permitted number of assignments.

21.3.6           Unless otherwise provided herein, the initial letter of credit shall expire no sooner than twelve (12) months from the date thereof. The letter of credit must be satisfactorily renewed or replaced with replacement letters of credit meeting all of the Letter of Credit Requirements except that the expiration date shall be no less than twelve (12) months from the date of issuance. Such renewal or replacement letters of credit must be in Landlord’s possession no later than sixty (60) days prior to the expiration of the then current letter of credit. Tenant shall be responsible for obtaining such renewal or replacement letters of credit at its sole expense. Failure to renew a letter of credit in accordance with the foregoing will entitle Landlord to present the letter of credit for payment, without providing Tenant any notice or opportunity to cure, and the entire sum drawn thereunder shall be held by Landlord as provided in subsection 21.2.13, below.

21.3.7           Each letter of credit shall provide that it will be honored upon a signed statement by Landlord that Landlord is entitled to draw upon such letter of credit under this Lease and shall require no signature or statement from any party other than Landlord.

21.3.8           Each letter of credit shall provide that, following the honor of any drafts in an amount less than the aggregate amount thereof, the financial institution shall return the original letter of credit to Landlord and Landlord’s rights as to the remaining amount of such letter of credit will not be extinguished.

21.3.9           In the event of a transfer of Landlord’s interest in the Premises, Landlord may transfer any letter of credit held by Landlord to the transferee and thereupon shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of any such letter of credit to a new Landlord.

21.3.10         Landlord’s rights in and to any letter of credit may be assigned and pledged by Landlord to a Mortgagee as security in connection with a Mortgage.

21.3.11         Tenant will not assign or encumber the letter of credit or any part thereof and agrees that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

21.3.12         Upon the occurrence of an Event of a Default, in addition to any or all of its other remedies contained in this Lease, Landlord shall have the right (but not the obligation) to present the letter of credit for payment and to draw thereon, in whole or in part. In the event of any such draw, Landlord may require that Tenant forthwith provide Landlord with an additional letter of credit in an amount sufficient to restore the aggregate amounts of the letter(s) of credit held by Landlord to the amount prior to such draw.

21.3.13         Landlord may use or apply the whole or any part of the amounts drawn on the letter(s) of credit (the “Proceeds”) for the payment of Tenant’s obligations under this Lease. Any Proceeds not otherwise applied to amounts then due Landlord shall serve as security for the prompt, full, and faithful performance by Tenant of the terms and provisions of this Lease. Tenant’s obligation to furnish the letter of credit and any use, application or retention by Landlord of all or any part of the Proceeds shall not be deemed in any way to constitute liquidated damages for any default by Tenant, or to limit the remedies to which Landlord is otherwise entitled under the terms of this Lease. In the event the Proceeds are reduced below the original amount of the letter of credit by such use or application, Tenant shall deposit with Landlord, within ten (10) days after notice, an amount sufficient to restore the amount of the Proceeds to the original amount. Landlord shall not be required to keep the Proceeds separate from Landlord’s general funds or pay interest on the Proceeds. Provided Tenant has performed all of its obligations under this Lease, any remaining portion of the Proceeds shall be returned to Tenant within thirty (30) days subsequent to the expiration of the Term. No trust or fiduciary relationship is created herein between Landlord and Tenant with respect to the Proceeds. If Landlord transfers the Premises during the Term of this Lease, Landlord may pay the Proceeds to Landlord’s successor-in-interest, in which event the transferring Landlord shall be released from all liability for the return of the Proceeds.

21.3.14         Landlord shall return the letter of credit to Tenant within thirty (30) days following the expiration of the Term; provided however, no such release shall occur at any time when Tenant has failed to perform any of its obligations under the under the Lease, regardless of whether any applicable notice or cure periods have expired.

21.4        Subordination of Debt and Distributions. Tenant will not seek to subordinate the Rent payable under this Lease to any creditor obligation or debt. Rent will be paid and received, and current under this Lease, before (a) any other creditor obligation or debt is paid; and (b) any profits are distributed to Tenant’s owners or assigns.

SECTION 22

22.1         Risk of Loss. The risk of loss or of decrease in the enjoyment and beneficial use of the Premises as a consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than by Landlord and Persons claiming from, through or under Landlord) is assumed by Tenant, and no such event shall entitle Tenant to any abatement of Rent.

SECTION 23

23.1         General Indemnification. In addition to the other indemnities contained herein, and notwithstanding the existence of any insurance carried by or for the benefit of Landlord or Tenant, and without regard to the policy limits of any such insurance, Tenant shall protect, indemnify, save harmless and defend Landlord and its Affiliates from and against all liabilities, obligations, claims, damages penalties, causes of action, costs and expenses, including reasonable attorneys’, consultants’ and experts’ fees and expenses, imposed upon or incurred by or asserted against Landlord by reason of: (a) any accident, injury to or death of Persons or loss of or damage to property occurring on or about the Premises or adjoining sidewalks thereto; (b) any use, misuse, non-use, condition, maintenance or repair by Tenant of the Premises; or (c) any failure on the part of Tenant to perform or comply with any of the terms of this Lease; (d) the non-performance of any of the terms and provisions of any and all existing and future subleases of the Premises to be performed by any party thereunder; (e) any claim for malpractice, negligence or misconduct committed by any Person on or working from the Premises or any Capital Additions; and (f) the violation of any Legal Requirement. Any amounts that become payable by Tenant under this Section shall be paid within ten (10) days after demand by Landlord, and if not timely paid shall bear interest at the Overdue Rate from the date of such determination to the date of payment. Tenant, at its sole cost and expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Landlord or its Affiliates or may compromise or otherwise dispose of the same as Tenant sees fit; provided, however, that any legal counsel selected by Tenant to defend Landlord shall be reasonably satisfactory to Landlord. All indemnification covenants are intended to apply to losses, damages, injuries, claims, etc. incurred directly by the indemnified parties and their property, as well as by the indemnifying party or third party, and their property. For purposes of this Section, any acts or omissions of Tenant, or by employees, agents, assignees, contractors, subcontractors or others acting for or on behalf of Tenant (whether or not they are negligent, intentional, willful or unlawful), shall be strictly attributable to Tenant. It is understood and agreed that payment shall not be a condition precedent to enforcement of the foregoing indemnification obligations.

SECTION 24

24.1        Transfers.

24.1.1           Assignment.

(a)          Tenant shall not, without Landlord’s prior written consent, either directly or indirectly or through one or more step transactions or tiered transactions, voluntarily or by operation of law, (i) assign, convey, sell, pledge, mortgage, hypothecate or otherwise encumber, transfer or dispose of all or any part of this Lease or Tenant’s leasehold estate hereunder; (ii) engage the services of any Person for the management or operation of all or any part of the Premises or any Capital Additions; (iii) convey, sell, assign, transfer or dispose of any stock or partnership, membership or other interests (whether equity or otherwise) in Tenant (which shall include any conveyance, sale, assignment, transfer or disposition of any stock or partnership, membership or other interests (whether equity or otherwise) in any Controlling Person(s)), if such conveyance, sale, assignment, transfer or disposition results, directly or indirectly, in a change in control of Tenant (or in any Controlling Person(s)); (iv) dissolve, merge, reorganize, recapitalize, exchange shares or consolidate Tenant (which shall include any dissolution, merger, reorganization, recapitalization, exchange of shares or consolidation of any Controlling Person) with any other Person, if such dissolution, merger, reorganization, recapitalization, exchange of shares or consolidation, directly or indirectly, results in a change in control of Tenant or in any Controlling Person(s); (v) sell, convey, assign, or otherwise transfer all or substantially all of the assets of Tenant (which shall include any sale, conveyance, assignment, or other transfer of all or substantially all of the assets of any Controlling Person(s)); or (vi) enter into or permit or allow to be entered into any agreement or arrangement to do any of the foregoing or to grant any option or other right to any Person to do any of the foregoing (each of the aforesaid acts referred to in clauses (a) through (g) being referred to herein as a “Transfer”). If Tenant so allows, causes, permits or suffers any such Transfer without Landlord’s consent in each such instance, such event shall constitute an Event of Default by Tenant under this Lease.

(b)          Notwithstanding the foregoing, Landlord’s consent to an assignment shall not be required as long as (i) the creditworthiness of the proposed assignee is equal to or greater than the creditworthiness of Tenant as of the date of this Lease or the date of the proposed assignment, whichever is higher; (ii) the proposed assignee meets all other requirements of this Lease, including without limitation insurability and legal diligence, and (iii) Tenant and Guarantor are not released from liability under this Lease.. It is understood that Landlord may nonetheless withhold consent despite satisfaction of the conditions in the foregoing subsections based on other reasonable grounds.

24.1.2           Subletting. Subletting will not require approval of Landlord but will be limited to ancillary licensed medical operators, services and concessions (including pharmacy, ambulance service, physician joint venture, mobile imaging, etc.). Landlord will not unreasonably withhold its consent for subleases of vacant space to other third party subtenants. Tenant will not pledge or encumber any sublease rents to any third party. Upon any Event of Default under this Lease, all sublease rents will be paid directly to Landlord. Tenant shall not, without Landlord’s prior written consent in each instance, allow, cause, permit or suffer all or any portion of the Premises to be leased, subleased or licensed to, or used or occupied by, any other Person and Landlord may, in Landlord’s sole and absolute discretion, grant, withhold or place conditions upon such consent. If Tenant allows, causes, permits or suffers any sublease or occupancy without Landlord’s prior written consent if required hereunder, same shall constitute an Event of Default by Tenant under this Lease.

24.1.3           Costs. Tenant shall reimburse Landlord for Landlord’s actual costs and expenses incurred in conjunction with the processing and documentation of any request to Transfer, including attorneys’, architects’, engineers’ or other consultants’ fees, whether or not such Transfer is actually consummated.

24.1.4           No Release of Tenant’s Obligations. No assignment, conveyance, subletting or other action pursuant to this Section shall relieve Tenant of its obligation to pay the Rent and to perform all of the other obligations to be performed by Tenant hereunder.

24.1.5           REIT Protection. Anything contained in this Lease to the contrary notwithstanding, (a) no Transfer shall be consummated on any basis such that the rental or other amounts to be paid by the Occupant, assignee, manager or other transferee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of the Occupant, assignee, manager or other transferee; (b) Tenant shall not furnish or render any services to an Occupant, assignee, manager or other transferee with respect to whom Transfer Consideration is required to be paid or manage or operate the Premises and/or any Capital Additions so Transferred with respect to which consideration for the Transfer is being paid; (c) Tenant shall not consummate a Transfer with any Person in which Landlord or its Affiliate owns an interest, directly or indirectly by applying constructive ownership rules set forth in Section 856(d)(5) of the Code; and (d) Tenant shall not consummate a Transfer with any Person or in any manner which could cause any portion of the amounts received by Landlord pursuant to this Lease or any Occupancy Arrangement to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto or that could cause any other income of Landlord or its Affiliate to fail to qualify as income described in Section 856(c)(2) of the Code.

24.1.6           Transfers in Bankruptcy. In the event of a Transfer or assignment of this Lease pursuant to the provisions of the Bankruptcy Code, all consideration payable or otherwise to be delivered in connection with such Transfer or assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any consideration constituting Landlord’s property pursuant to the immediately preceding sentence and not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and be promptly paid or delivered to Landlord. For purposes of this Subsection, the term “consideration” shall mean and include money, services, property and any other thing of value such as payment of costs, cancellation or forgiveness of indebtedness, discounts, rebates, barter and the like. If any such consideration is in a form other than cash (such as in kind, equity interests, indebtedness earn-outs, or other deferred payments, consulting or management fees, etc.), Landlord shall be entitled to receive in cash the then present fair market value of such consideration.

SECTION 25

25.1        Officer’s Certificates and Financial Statements.

25.1.1           Officer’s Certificate. At any time and from time to time upon Tenant’s receipt of not less than ten (10) days’ prior written request by Landlord, Tenant shall furnish to Landlord an Officer’s Certificate certifying (a) that this Lease is unmodified and in full force and effect, or that this Lease is in full force and effect as modified and setting forth the modifications; (b) the dates to which the Rent has been paid; (c) whether or not, to the best knowledge of Tenant, Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which Tenant may have knowledge; and (d) responses to such other questions or statements of fact as Landlord, any ground or underlying lessor, any purchaser or any current or prospective Mortgagee shall reasonably request. Tenant’s failure to deliver such statement within such time shall constitute an acknowledgment by Tenant that (i) this Lease is unmodified and in full force and effect except as may be represented to the contrary by Landlord; (ii) Landlord is not in default in the performance of any covenant, agreement or condition contained in this Lease; and (iii) the other matters set forth in such request, if any, are true and correct. Any such certificate furnished pursuant to this Section may be relied upon by Landlord and any current or prospective Mortgagee, ground or underlying lessor or purchaser of the Premises or any portion thereof.

25.1.2           Statements. Tenant shall furnish the following statements to Landlord:

(a)          Tenant shall, as soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year, provide to Landlord annual audited financial statements of Guarantor and Tenant for such Fiscal Year, including therein the balance sheets of Guarantor and Tenant as of the end of such Fiscal Year and statements of earnings and statements of cash flow of Guarantor and Tenant for such Fiscal Year, in each case certified in a manner acceptable to Landlord by independent certified public accountants of recognized national standing selected by Tenant and reasonably acceptable to Landlord (the form of such certification to be reasonably satisfactory to Landlord), prepared in accordance with GAAP, except as otherwise noted therein, on a basis consistent with prior periods and fairly presenting the financial condition of Guarantor and Tenant at the end of such Fiscal Year and the immediately preceding Fiscal Year and in comparative columnar form.

(b)          Tenant shall, as soon as available and in any event within forty-five (45) days after the end of each Quarter, provide to Landlord quarterly financial statements of the Tenant for such Quarter, including therein the balance sheets of Guarantor and Tenant as of the end of such Quarter, and statements of earnings and statements of cash flow of Guarantor and Tenant for such Quarter, in each case certified in a manner acceptable to Landlord by such entity’s chief accounting officer as being prepared in accordance with GAAP, except as otherwise noted therein, and that such quarterly financial statements fairly present to financial condition of each of Guarantor and Tenant as of the end of such Quarter and year-to-date.

(c)          with the statements submitted pursuant to Subsections (a) and (b) of this Section, a certificate signed on behalf of Tenant by the principal financial or accounting officer of Tenant to the effect that no Event of Default specified herein nor any event which, upon notice or with the passage of time or both, would constitute such an Event of Default has occurred and is continuing, or, in each case, if any such Event of Default or event has occurred and is continuing, specifying the nature and extent thereof; and

(d)          promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Tenant as Landlord may reasonably request, including, without limitation, prompt notice of any Event of Default or any event which, with the passage of time or the giving of notice, or both, would constitute an Event of Default and prompt notice of any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency which, if adversely determined, would materially adversely affect Tenant’s or the Premises’ business, operations, properties, assets or condition, financial or otherwise.

25.1.3           Licensing Information. Tenant shall promptly furnish to Landlord complete copies of all surveys, examinations, inspections, compliance certificates and similar reports of any kind issued to Tenant or its property manager by any governmental agencies or authorities having jurisdiction over the licensing of the operation of the Premises that are material to the Premises or their ownership or operation.

SECTION 26

26.1        Landlord’s Right to Inspect and Show the Premises. Tenant shall permit Landlord and its authorized representatives, upon reasonable prior notice, to (a) inspect the Premises and (b) exhibit the same to prospective purchasers and lenders, and during the last twelve (12) months of the Term to prospective lessees or managers, in each instance during usual business hours and subject to any reasonable security, health, safety or confidentiality requirements of Tenant or any Legal Requirement or Insurance Requirement. Tenant shall cooperate with Landlord in exhibiting the Premises to prospective purchasers, lenders, lessees and managers. Additionally, Landlord shall have the right to make site visits to the Premises for purposes of inspecting the Premises from time to time, as Landlord may determine in its reasonable discretion.

SECTION 27

27.1        No Waiver. No failure by Landlord to insist upon the strict performance of any term hereof or to exercise any right, power or remedy hereunder and no acceptance of full or partial payment of Rent during the continuance of any default or Event of Default shall constitute a waiver of any such breach or of any such term. No waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

SECTION 28

28.1        Remedies Cumulative. Each legal, equitable or contractual right, power and remedy of Landlord now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord of any or all of such other rights, powers and remedies.

SECTION 29

29.1        Acceptance of Surrender. No surrender to Landlord of this Lease or of the Premises shall be valid or effective unless agreed to and accepted in writing by Landlord and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.

SECTION 30

30.1        No Merger. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, (a) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate; and (b) the fee estate in the Premises.

SECTION 31

31.1         Conveyance by Landlord. Landlord may, without the consent or approval of Tenant, sell, transfer, assign, convey or otherwise dispose of the Premises, subject, however, to this Lease. If Landlord or any successor owner of the Premises shall sell, transfer, assign, convey or otherwise dispose of the Premises other than as security for a debt, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Landlord with respect to the Premises under this Lease arising or accruing from and after the date of such sale, transfer, assignment or other disposition and all such future liabilities and obligations with respect to the Premises shall thereupon be binding upon such purchaser, grantee, assignee or transferee.

SECTION 32

32.1         Quiet Enjoyment. So long as Tenant shall pay the Rent as the same becomes due and shall fully comply with all of the terms of this Lease and fully perform its obligations hereunder, Tenant shall peaceably and quietly have, hold and enjoy the Premises for the Term, free of any claim or other action by Landlord or anyone claiming by, through or under Landlord, but subject to all liens and encumbrances of record as of the Commencement Date or created thereafter as permitted hereunder or thereafter consented to by Tenant.

SECTION 33

33.1         Notices. Any notice, consent, approval, demand or other communication required or permitted to be given hereunder (a “notice”) must be in writing and may be served personally or by U.S. Mail. If served by U.S. Mail, it shall be addressed as follows:

If to Landlord:	____________________________
c/o Global Medical REIT, Inc.
4800 Montgomery Lane, Suite 450
Bethesda, Maryland 20814
Fax: 202 380 0891
Attn: Alfonzo Leon
Fax: 202 380 0891

with a copy to:	Bradley Arant Boult Cummings LLP
1600 Division Street, Suite 700
Nashville, TN 37203
Attn: Ann Peldo Cargile
Fax: 615-252-2373

If to Tenant:	The Surgical Institute of Michigan, LLC
____________________________
____________________________
Attn.: _______________________
Fax: ________________________

with a copy to:	____________________________
____________________________
____________________________
____________________________
____________________________
Attn.: _______________________
Fax: ________________________

Any notice which is personally served shall be effective upon the date of service; any notice given by U.S. Mail shall be deemed effectively given, if deposited in the United States Mail, registered or certified with return receipt requested, postage prepaid and addressed as provided above, on the date of receipt, refusal or non-delivery indicated on the return receipt. In lieu of notice by U.S. Mail, either party may send notices by facsimile or by a nationally recognized overnight courier service which provides written proof of delivery (such as UPS or Federal Express). Any notice sent by facsimile shall be effective upon confirmation of receipt in legible form, provided that an original of such facsimile is also sent to the intended addressee by another method approved in this Section, and any notice sent by a nationally recognized overnight courier shall be effective on the date of delivery to the party at its address specified above as set forth in the courier’s delivery receipt. Either party may, by notice to the other from time to time in the manner herein provided, specify a different address for notice purposes.

SECTION 34

34.1         Appraiser. If it becomes necessary to determine the Fair Market Value of the Premises for any purpose of this Lease, the same shall be determined by an independent appraisal firm, in which one or more of the members, officers or principals of such firm are Members of the Appraisal Institute (or any successor organization thereto) and who are expert in valuation of facilities used for the Primary Intended Use, as may be reasonably selected by Landlord and approved by Tenant (the “Appraiser”). Landlord shall cause such Appraiser to determine the Fair Market Value of the Premises as of the relevant date (giving effect to the impact, if any, of inflation from the date of the Appraiser’s decision to the relevant date) and the determination of such Appraiser shall be final and binding upon the parties. A written report of such Appraiser shall be delivered and addressed to each of Landlord and Tenant. To the extent consistent with sound appraisal practice as then existing at the time of any such appraisal, an appraisal of Fair Market Value for purposes of this Lease shall take into account and shall give appropriate consideration to all three customary methods of appraisal (i.e., the cost approach, the sales comparison approach and the income approach), and no one method or approach shall be deemed conclusive simply by reason of the nature of Landlord’s business or because such approach may have been used for purposes of determining the fair market value of the Premises at the time of acquisition thereof by Landlord. This provision for determination by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law. Tenant shall pay the fees and expenses of the Appraiser and all other costs and expenses incurred in connection with such appraisal. If Landlord and Tenant are unable to agree upon the Appraiser within fifteen (15) days after Landlord notifies Tenant of the identity of Landlord’s selected Appraiser, then the following shall apply:

34.1.1           Within fifteen (15) days after Tenant’s receipt of Landlord’s selected Appraiser, Tenant shall by notice to Landlord appoint a second Appraiser meeting the requirements set forth above to act on its behalf. In such event, the Appraisers thus appointed shall, within sixty (60) days after the date of Landlord’s notice of its originally selected Appraiser, proceed to determine the Fair Market Value of the Premises as of the relevant date (giving effect to the impact, if any, of inflation from the date of their decision to the relevant date); provided, however, that if Tenant fails to appoint its Appraiser within the time permitted, or if two Appraisers shall have been so appointed but only one such Appraiser shall have made such determination within such sixty (60) day period, then the determination of such sole Appraiser shall be final and binding upon the parties.

34.1.2           If the two Appraisers shall have been appointed and shall have made their determinations within the respective requisite periods set forth above and if the difference between the amounts so determined shall not exceed five percent (5%) of the lesser of such amounts, then the Fair Market Value of the Premises shall be an amount equal to average of the two appraisals. If the difference between the amounts so determined shall exceed five percent (5%) of the lesser of such amounts, then such two Appraisers shall have twenty (20) days to appoint a third Appraiser meeting the above requirements, but if such Appraisers fail to do so, then either party may request the CPR or AAA (as such terms are defined in Section 44.1.1) or any successor organization(s) thereto to appoint an Appraiser meeting the above requirements within twenty (20) days of such request, and both parties shall be bound by any appointment so made within such twenty (20) day period. If no such Appraiser shall have been appointed within such twenty (20) days or within one hundred five (105) days of the original request for a determination of Fair Market Value, whichever is earlier, either Landlord or Tenant may apply to any court having jurisdiction to have such appointment made by such court. Any Appraiser appointed by the original Appraisers, by the CPR or AAA or by such court shall be instructed to one of the two (2) the Fair Market Values of the Premises, as determined by the original two (2) Appraisers, as the Fair Market Value within thirty (30) days after appointment of such Appraiser.

34.1.3           The determination by the third Appraiser described above (if applicable), shall be final and binding upon Landlord and Tenant as the Fair Market Value of the Premises. This provision for determination by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law.

34.1.4           If the foregoing two (2) or three (3) Appraiser system is utilized, then Landlord and Tenant shall each pay the fees and expenses of the Appraiser appointed by it and each shall pay one-half (1/2) of the fees and expenses of any third Appraiser.

SECTION 35

35.1         Intentionally Omitted.

SECTION 36

36.1         Landlord May Grant Liens. Without the consent of Tenant, Landlord may, from time to time, directly or indirectly, create or otherwise cause to exist any Mortgage upon the Premises. This Lease is and at all times shall be subject and subordinate to any Mortgage that may now or hereafter affect the Premises and to all renewals, modifications, consolidations, replacements and extensions thereof or any part(s) or portion(s) thereof. This clause shall be self-operative and no further instrument of subordination shall be required; provided, however, that in confirmation of such subordination, Tenant shall execute promptly any certificate or document that Landlord or any Mortgagee may request for such purposes. If, in connection with obtaining financing or refinancing for the Premises, a Mortgagee or prospective Mortgagee shall request reasonable modifications to this Lease as a condition to such financing or refinancing, Tenant shall not withhold or delay its consent thereto.

36.2         Attornment. If Landlord’s interest in the Premises is sold, conveyed or terminated upon the exercise of any remedy provided for in any Mortgage, or otherwise by operation of law: (a) at the new owner’s option, Tenant shall attorn to and recognize the new owner as Tenant’s Landlord under this Lease or enter into a new lease substantially in the form of this Lease with the new owner, and Tenant shall take such actions to confirm the foregoing within ten (10) days after request; and (b) the new owner shall not be (i) liable for any act or omission of Landlord under this Lease occurring prior to such sale, conveyance or termination, (ii) subject to any offset, abatement or reduction of rent because of any default of Landlord under this Lease occurring prior to such sale, conveyance or termination, (iii) bound by any previous modification or amendment to this Lease or any previous prepayment of more than one month’s rent, unless such modification, amendment or prepayment shall have been approved in writing by the Mortgagee or, in the case of such prepayment, such prepayment of rent has actually been delivered to such successor lessor, or (iv) liable for any security deposit or other collateral deposited or delivered to Landlord pursuant to this Lease unless such security deposit or other collateral has actually been delivered to such successor lessor.

36.3         Compliance with Mortgage Documents.

 36.3.1           With respect to any Mortgages and any refinancing of any Mortgage, prior to the execution and delivery of any Mortgage Documents relating thereto, Landlord shall provide copies of the same to Tenant for Tenant’s review. Tenant acknowledges that any Mortgage Documents executed by Landlord will impose certain obligations on the “Borrower” thereunder to comply with or cause the operator and/or lessee of the Premises to comply with all representations, covenants and warranties contained therein relating to the Premises and the operator and/or lessee thereof, including, covenants relating to (a) the maintenance and repair of the Premises; (b) maintenance and submission of financial records and accounts of the operation of the Premises and related financial and other information regarding the operator and/or lessee of the Premises; (c) the procurement of insurance policies with respect to the Premises; and (d) without limiting the foregoing, compliance with all Legal Requirements relating to the Premises and the operation thereof for their Primary Intended Use. For so long as any Mortgages encumber the Premises, or any portion thereof, Tenant covenants and agrees, at its sole cost and expense and for the express benefit of Landlord, to operate the Premises in strict compliance with the terms and conditions of the Mortgage Documents (other than payment of any indebtedness evidenced or secured thereby) and to timely perform all of the obligations of Landlord relating thereto), or to the extent that any of such duties and obligations may not properly be performed by Tenant, Tenant shall cooperate with and assist Landlord in the performance thereof (other than payment of any indebtedness evidenced or secured thereby); provided, however, that Landlord shall use good faith efforts to ensure that the duties and obligations imposed upon Tenant by the Mortgage Documents relating thereto and this Section entered into after the Commencement Date are not materially more burdensome to Tenant than Tenant’s obligations to Landlord under this Lease

36.3.2           Without limiting Tenant’s obligations pursuant to any other provision of this Section, during the Term of this Lease, Tenant acknowledges and agrees that, except as expressly provided elsewhere in this Lease, it shall undertake at Tenant’s own cost and expense the performance of any and all repairs, replacements, capital improvements, maintenance items and all other requirements relating to the condition of the Premises which are required by any Mortgage Documents, and Tenant shall be solely responsible and hereby covenants to fund and maintain any and all impound, escrow or other reserve or similar accounts required under any Mortgage Documents as security for or otherwise relating to any operating or capital expenses of the Premises, including any capital repair or replacement reserves and/or impounds or escrow accounts for Impositions or insurance premiums (a “Mortgage Reserve Account”); provided, however, that any amount deposited by Tenant in any Mortgage Reserve Account pursuant to this Subsection shall be credited (a) in the case of any Impositions or insurance premiums, against any amounts otherwise required to be deposited or impounded by Tenant with Landlord pursuant to Section 4.4 hereof; and (b) in the case of any capital repair or replacement reserves, any amounts otherwise required to be deposited or impounded pursuant Section 35 hereof. During the Term of this Lease and provided that no Event of Default shall have occurred and be continuing hereunder, Tenant shall, subject to the terms and conditions of the Mortgage Reserve Account and the requirements of the Mortgagee(s) thereunder, have access to and the right to apply or use (including for reimbursement) to the same extent of Landlord all monies held in the Mortgage Reserve Account for the purposes and subject to the limitations for which the Mortgage Reserve Account is maintained, and Landlord agrees to reasonably cooperate with Tenant in connection therewith; provided, however, that notwithstanding terms for release or application of any amounts held in any Mortgage Reserve Account, the right of Tenant to apply or use (including for reimbursement) the same shall be subject further to the following: (i) in the case of any amounts deposited in a Mortgage Reserve Account on account of Impositions or taxes, the provisions of Section 4.4 as if such amounts were deposited or impounded directly with Landlord; and (ii) in the case of an amounts deposited in a Mortgage Reserve Account on account of any capital repairs or replacements, the provisions of Section 35.1 as if such amounts were deposited directly in the Replacement Reserve.

SECTION 37

37.1         Hazardous Substances. Tenant shall not allow any Hazardous Substance to be located, stored, disposed of, released or discharged in, on, under or about the Premises or incorporated in the Premises; provided, however, that Hazardous Substances may be brought, kept, used or disposed of in, on or about the Premises in quantities and for purposes similar to those brought, kept, used or disposed of in, on or about similar facilities used for purposes similar to the Primary Intended Use and which are brought, kept, used and disposed of in strict compliance with Legal Requirements.

37.2         Notices. Tenant shall provide to Landlord promptly, and in any event immediately upon Tenant’s receipt thereof, a copy of any notice or notification with respect to (a) any violation of a Legal Requirement relating to Hazardous Substances located in, on, or under the Premises; (b) any enforcement, cleanup, removal, or other governmental or regulatory action instituted, completed or threatened with respect to the Premises; (c) any claim made or threatened by any Person against Tenant or the Premises relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or claimed to result from any Hazardous Substance; and (d) any reports made to any federal, state or local environmental agency arising out of or in connection with any Hazardous Substance in, on, under or removed from the Premises, including any complaints, notices, warnings or asserted violations in connection therewith.

37.3         Remediation. If Tenant becomes aware of a violation of any Legal Requirement relating to any Hazardous Substance in, on, under or about the Premises or any adjacent property thereto, or if Tenant, Landlord or the Premises becomes subject to any order of any federal, state or local agency to repair, close, detoxify, decontaminate or otherwise remediate the Premises, Tenant shall immediately notify Landlord of such event and, at its sole cost and expense, cure such violation or effect such repair, closure, detoxification, decontamination or other remediation. If Tenant fails to implement and diligently pursue any such cure, repair, closure, detoxification, decontamination or other remediation, Landlord shall have the right, but not the obligation, to carry out such action and to recover from Tenant all of Landlord’s costs and expenses incurred in connection therewith.

37.4         Indemnity. Tenant shall indemnify, defend, protect, save, hold harmless, and reimburse Landlord for, from and against any and all costs, losses (including, losses of use or economic benefit or diminution in value), liabilities, damages, assessments, lawsuits, deficiencies, demands, claims and expenses (collectively, “Environmental Costs”) (whether or not arising out of third-party claims and regardless of whether liability without fault is imposed, or sought to be imposed, on Landlord) incurred in connection with, arising out of, resulting from or incident to, directly or indirectly, before or during the Term (a) the production, use, generation, storage, treatment, transporting, disposal, discharge, release or other handling or disposition of any Hazardous Substances from, in, on or about the Premises (collectively, “Handling”); (b) the presence of any Hazardous Substances in, on, under or about the Premises and (c) the violation of any Legal Requirements (including Environmental Laws). “Environmental Costs” include interest, costs of response, removal, remedial action, containment, cleanup, investigation, design, engineering and construction, damages (including actual, consequential and punitive damages) for personal injuries and for injury to, destruction of or loss of property or natural resources, relocation or replacement costs, penalties, fines, charges or expenses, attorney’s fees, expert fees, consultation fees, and court costs, and all amounts paid in investigating, defending or settling any of the foregoing. Without limiting the scope or generality of the foregoing, Tenant expressly agrees to reimburse Landlord for any and all costs and expenses incurred by Landlord:

37.4.1           In investigating any and all matters relating to the Handling of any Hazardous Substances, in, on, from, under or about the Premises;

37.4.2           In bringing the Premises into compliance with all Legal Requirements; and

37.4.3           Removing, treating, storing, transporting, cleaning-up and/or disposing of any Hazardous Substances used, stored, generated, released or disposed of in, on, from, under or about the Premises or offsite.

If any claim is made hereunder, Tenant agrees to pay such claim promptly, and in any event to pay such claim within thirty (30) calendar days after receipt by Tenant of notice thereof. If any such claim is not so paid and Landlord is ultimately found or agrees to be responsible therefore, Tenant agrees also to pay interest on the amount paid from the date of the first notice of such claim, at the Overdue Rate.

37.5         Environmental Inspection. If Landlord reasonably believes the Premises to be in violation of applicable Environmental Laws, then (a) Landlord shall have the right, from time to time, and upon not less than five (5) days’ written notice to Tenant, except in the case of an emergency in which event no notice shall be required, to conduct an inspection of the Premises and all Capital Additions to determine the existence or presence of Hazardous Substances on or about the Premises or any such Capital. Additions; (b) Landlord shall have the right to enter and inspect the Premises and all Capital Additions, conduct any testing, sampling and analyses it deems necessary and shall have the right to inspect materials brought into the Premises or any such Capital Additions; (c) Landlord may retain such experts as it deems necessary or desirable to conduct the inspection, perform the tests referred to herein, and to prepare a written report in connection therewith; and (d) all costs and expenses incurred by Landlord under this Section shall be paid on demand as Additional Charges by Tenant to Landlord. Failure to conduct an environmental inspection or to detect unfavorable conditions if such inspection is conducted shall in no fashion be intended as a release of any liability for environmental conditions subsequently determined to be associated with or to have occurred during Tenant’s tenancy. Tenant shall remain liable for any environmental condition related to or having occurred during its tenancy regardless of when such conditions are discovered and regardless of whether or not Landlord conducts an environmental inspection at the termination of this Lease. The obligations set forth in this Section shall survive the expiration or earlier termination of the Lease.

SECTION 38

38.1         Memorandum of Lease. Landlord and Tenant shall, promptly upon the request of either, enter into one or more short form memoranda of this Lease, each in form suitable for recording under the laws of the applicable State. Tenant shall pay all costs and expenses of recording any such memoranda and shall fully cooperate with Landlord in removing from record any such memoranda upon the expiration or earlier termination of the Term.

SECTION 39

39.1        Sale of Assets. Notwithstanding any other provision of this Lease, Landlord shall not be required to (a) sell or transfer the Premises, or any portion thereof, which is a real estate asset as defined in Section 856(c)(5)(B) of the Code, or functionally equivalent successor provision, of the Code, to Tenant if Landlord’s counsel advises Landlord that such sale or transfer may not be a sale of property described in Section 857(b)(6)(C), or functionally equivalent successor provision, of the Code; or (b) sell or transfer the Premises, or any portion thereof, to Tenant if Landlord’s counsel advises Landlord that such sale or transfer could result in an unacceptable amount of gross income for purposes of the Ninety-Five percent (95%) gross income test contained in Section 856(c)(2), or functionally equivalent successor provision, of the Code. If Tenant has the right or obligation to purchase the property pursuant to the terms herein, and if Landlord determines not to sell such property pursuant to the above sentence, then Tenant shall purchase such property, upon and subject to all applicable terms and conditions set forth in this Lease, including the provisions of Section 40.1, at such time as the transaction, upon the advice of Landlord’s counsel, would be a sale of property (to the extent the Premises is a real estate asset) described in Section 857(b)(6)(C), or functionally equivalent successor provision, of the Code, and would not result in an unacceptable amount of gross income to Landlord for purposes of the Ninety-Five Percent (95%) gross income test contained in Section 856(c)(2), or functionally equivalent successor provision of the Code and until such time Tenant shall lease the Premises and all Capital Additions from Landlord for the then current Minimum Rent under this Lease.

SECTION 40

40.1        [OPTIONAL]

Option to Purchase.

40.1.1           Exercise of Option. Provided no Event of Default, or event which, with notice or lapse of time or both, would constitute an Event of Default, has occurred and is continuing under this Lease, Landlord hereby grants to Tenant the option to purchase, on the Option Closing Date, all (but not less than all) of the Premises at the Option Repurchase Price. Subject to the foregoing, such option shall be exercised, if at all, upon written notice from Tenant to Landlord given not earlier than two hundred seventy (270) days prior to the Option Closing Date. Such option shall be a one-time option occurring on the Option Closing Date. In no event shall Tenant be entitled to exercise such option prior to or after the time period described above.

40.1.2           Closing Funds. On or before the Option Closing Date, Tenant shall pay to Landlord, in cash or other immediately available funds, the Option Repurchase Price plus any other sums payable by Tenant pursuant to the provisions hereof.

40.1.3           Close of Escrow. If Tenant purchases the Premises pursuant to this Section, Landlord shall, upon receipt from Tenant of the Option Repurchase Price, together with full payment of any unpaid Rent due and payable with respect to any period ending on or before the Option Purchase Date, deliver to Tenant an appropriate special or limited warranty deed conveying the entire interest of Landlord in and to the Premises to Tenant free and clear of all encumbrances other than (a) those that Tenant has agreed hereunder to pay or discharge; (b) those liens and encumbrances which were in effect on the date of conveyance of such Premises to Landlord; and (c) any other encumbrances permitted hereunder to be imposed on the Premises. All expenses of such conveyance, including the cost of title insurance, attorneys’ fees incurred by Landlord in connection with such conveyance and release, transfer taxes and recording and escrow fees, shall be paid by Tenant.

40.1.4           Landlord’s Election of 1031 Exchange. In the event that Tenant exercises its option to purchase the Premises as provided in this Section, Landlord may, elect to sell the Premises or its interests therein to Tenant in the form of a simultaneous, tax-deferred forward or reverse exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (“1031 Exchange”). In the event that Landlord shall so elect, Landlord shall give written notice to Tenant of such election and Tenant shall fully cooperate with any such 1031 Exchange, including but not limited to executing and delivering additional documents reasonably requested or approved by Landlord; provided that Tenant shall not be required to incur any additional costs or liabilities or financial obligation as a consequence of any of the foregoing exchange transactions.

40.1.5           Right of First Refusal to Provide Financing. In the event Tenant desires to develop or recapitalize any portion of the Land, including but not limited to construction of medical office building(s), outpatient treatment facilities, expansions or additions to the existing facility, or parking garage(s) (an “Additional Facility”). Landlord (and/or its Affiliates) shall have a right of first refusal to provide such financing by an amendment of this Lease to provide such additional capital, or a separate, market-competitive financial instrument. In the event Tenant desires to construct the Additional Facility, Tenant shall seek bids (in the form of commitment letters or letters of intent) (each, a “Financing Bid”) from third party lenders for such financing (which financing must be for a minimum term of five (5) years) and shall deliver to Landlord a copy of any Financing Bid that Tenant desires to accept. Within thirty (30) days after Landlord’s receipt of such Financing Bid, Landlord may elect to provide the same financing to Tenant in the same amount, and upon the same terms, as are set forth in such Financing Bid. Such election shall be made if at all, by Landlord (or its Affiliates) providing written notice of such election to Tenant within said thirty (30) day period after Landlord’s receipt of such Financing Bid. If Landlord makes such election in a timely manner, Landlord shall be entitled to provide such financing to Tenant. If Landlord fails to make such election in a timely manner, Landlord shall be deemed to have waived its right to provide such financing, and Tenant may obtain such financing from other sources. If Landlord does not elect to be the financing source for such Additional Facility, Tenant will ground lease the portion of the Land for such Additional Facility from Landlord at prevailing market rates that meet with Landlord’s approval. All such Additional Facilities shall be subject to the reasonable approval of Landlord so as not to impair the operation of the premises for the Primary Intended Use.

SECTION 41

41.1         Authority. If Tenant is a corporation, limited liability company, trust, or partnership, Tenant and each individual executing this Lease on behalf of Tenant represent and warrant that each is duly authorized to execute and deliver this Lease on behalf of Tenant and shall concurrently with the execution and delivery of this Lease to Landlord deliver to Landlord evidence of such authority satisfactory to Landlord.

SECTION 42

42.1         Attorneys’ Fees. If Landlord or Tenant brings an action or other proceeding (including an arbitration pursuant to Section 44) against the other to enforce any of the terms, covenants or conditions hereof or any instrument executed pursuant to this Lease, or by reason of any breach or default hereunder or thereunder, the party prevailing in any such action or proceeding and any appeal thereupon shall be paid all of its costs and reasonable attorneys’ fees incurred therein. In addition to the foregoing and other provisions of this Lease that specifically require Tenant to reimburse, pay or indemnify against Landlord’s attorneys’ fees, Tenant shall pay, as Additional Charges, all of Landlord’s reasonable attorneys’ fees incurred in connection with the administration or enforcement of this Lease, including attorneys’ fees incurred in connection with Tenant’s exercise of its option to purchase the Premises or the renewal of this Lease for any Extended Term, the review of any letters of credit, the review, negotiation or documentation of any subletting, assignment, or management arrangement or any consent requested in connection therewith, and the collection of past due Rent.

SECTION 43

43.1         Brokers. Tenant warrants that it has not had any contact or dealings with any Person or real estate broker (except for the Tenant’s broker described in the Purchase Contract, which broker shall not be entitled to a separate commission upon the rents payable pursuant to this Lease) which would give rise to the payment of any fee or brokerage commission in connection with this Lease and Tenant shall indemnify, protect, hold harmless and defend Landlord from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Tenant. Landlord warrants that it has not had any contact or dealings with any Person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Lease, and Landlord shall indemnify, protect, hold harmless and defend Tenant from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Landlord.

SECTION 44

44.1        Submission to Arbitration.

44.1.1           Except as provided below, any controversy, dispute or claim of whatsoever nature arising out of, in connection with, or in relation to the interpretation, performance or breach of this Lease, including any claim based on contract, tort or statute, shall be determined by final and binding, confidential arbitration in accordance with the then current CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration of Business Disputes (“CPR”), by a sole arbitrator mutually selected by Landlord and Tenant from among the CPR Panel of Distinguished Neutrals; provided, however, that if the CPR (or any successor organization thereto) no longer exists, then such arbitration shall be administered by the American Arbitration Association (“AAA”) in accordance with its then-existing Commercial Arbitration Rules, and the sole arbitrator shall be selected in accordance with such AAA rules. Any arbitration hereunder shall be governed by the United States Arbitration Act, 9 U.S.C. 1-16 (or any successor legislation thereto), and judgment upon the award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. If Landlord and Tenant are not able to agree on an arbitrator, then an arbitrator shall be appointed by the CPR or AAA upon application by either party. The cost of the arbitrator and the expenses relating to the arbitration (exclusive of legal fees) shall be borne equally by Landlord and Tenant unless otherwise specified in the award of the arbitrator. Such fees and costs paid or payable to the arbitrator shall be included in “costs and reasonable attorneys’ fees” for purposes of Section 42.1 and the arbitrator shall specifically have the power to award to the prevailing party pursuant to such Section 42.1 such party’s costs and expenses incurred in such arbitration, including fees and costs paid to the arbitrator.

44.1.2           The provisions of this Section shall not apply to:

(a)          Any unlawful detainer or other similar summary or expedited proceeding for ejectment or recovery of possession of the Premises instituted by Landlord in accordance with applicable Legal Requirements as the result of an Event of Default or alleged Event of Default by Tenant pursuant to this Lease, and any compulsory counterclaim of Tenant with respect thereto. In addition, if permitted by applicable Legal Requirements, Landlord shall be entitled in connection with any such proceeding to seek any damages to which it is entitled at law, including those set forth in Section 16.

(b)          Any specific controversy, dispute, question or issue as to which this Lease specifically provides another method of determining such controversy, dispute, question or issue and provides that a determination pursuant to such method is final and binding, unless both Landlord and Tenant agree in writing to waive such procedure and proceed instead pursuant to this Section.

(c)          Any request or application for an order or decree granting any provisional or ancillary remedy (such as a temporary restraining order or injunction) with respect to any right or obligation of either party to this Lease, and any preliminary determination of the underlying controversy, dispute, question or issue as is required to determine whether or not to grant such relief. A final and binding determination of such underlying controversy, dispute, question or issue shall be made by an arbitration conducted pursuant to this Section after an appropriate transfer or reference to the arbitrator selected pursuant to this Section upon motion or application of either party hereto. Any ancillary or provisional relief which is granted pursuant to this clause (c) shall continue in effect pending an arbitration determination and entry of judgment thereon pursuant to this Section.

SECTION 45

45.1         Miscellaneous.

45.1.1           Survival. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities and indemnities of, Tenant or Landlord arising prior to the expiration or earlier termination of the Term shall survive such expiration or termination. In addition, all claims against, and all liabilities and indemnities hereunder of, Tenant shall continue in full force and effect and in favor of the Landlord named herein and its successors and assigns, notwithstanding any conveyance of the Premises to Tenant.

45.1.2           Severability. If any term or provision of this Lease or any application thereof shall be held invalid or unenforceable, the remainder of this Lease and any other application of such term or provision shall not be affected thereby.

45.1.3           Non-Recourse. Tenant specifically agrees to look solely to the Premises (and any proceeds thereof) for recovery of any judgment from Landlord. It is specifically agreed that no constituent partner in Landlord or officer, director or employee of Landlord shall ever be personally liable for any such judgment or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or any action not involving the personal liability of Landlord. Furthermore, except as otherwise expressly provided herein, in no event shall Landlord ever be liable to Tenant for any indirect or consequential damages suffered by Tenant from whatever cause.

45.1.4           Licenses and Operation Transfer Agreements. Upon the expiration or earlier termination of the Term (unless the Premises has been purchased by Tenant), Tenant shall use its best efforts to transfer to Landlord or Landlord’s nominee the Premises in a fully operational condition and shall cooperate with Landlord or Landlord’s designee or nominee in connection with the processing by Landlord or Landlord’s designee or nominee of any applications for all licenses, operating permits and other governmental authorization, all contracts, including contracts with governmental or quasi-governmental entities, business records, data, [patient and resident] records, and [patient and resident] trust accounts, which may be necessary or useful for the operation of the Premises; provided that the costs and expenses of any such transfer or the processing of any such application shall be paid by Landlord or Landlord’s designee or nominee. Tenant shall not commit any act or be remiss in the undertaking of any act that would jeopardize the licensure or certification of the Premises, and Tenant shall comply with all reasonable requests for an orderly transfer of the same upon the expiration or early termination of the Term. Without limiting the generality of the foregoing, if requested by Landlord or a proposed replacement operator for the Premises, Tenant hereby agrees to enter into a reasonable operations transfer agreement with such replacement operator as is customary in the transfer to a new operator of the operations of a facility similar to the Premises. Tenant shall not unreasonably withhold, condition or delay its consent to entering into any interim subleases or management agreements as may be necessary to effectuate an early transfer of the operations of the Premises prior to the time that such replacement operator holds all licenses and permits from all applicable governmental authorities with jurisdiction necessary to operate the Premises for their Primary Intended Use. In addition, upon request, Tenant shall promptly deliver copies of all books and records relating to the Premises and operations thereon to Landlord or Landlord’s designee or nominee. Tenant shall indemnify, defend, protect and hold harmless Landlord from and against any loss, damage, cost or expense incurred by Landlord or Landlord’s designee or nominee in connection with the correction of any and all deficiencies of a physical nature identified by any governmental authority responsible for licensing the Premises in the course of any change of ownership inspection and audit.

45.1.5           Successors and Assigns. This Lease shall be binding upon Landlord and its successors and assigns and, subject to the provisions of Section 24.1, upon Tenant and its successors and assigns.

45.1.6           Termination Date. If this Lease is terminated by Landlord or Tenant under any provision hereof, and upon the expiration of the Term (collectively, the “termination date”), the following shall pertain:

(a)          Tenant shall vacate and surrender the Premises and all Tenant’s Personal Property to Landlord in the condition required by this Lease. Prior to such vacation and surrender, Tenant shall remove any items which Tenant is permitted or required to remove hereunder. Tenant shall, at Tenant’s cost, repair any damage to such Premises and/or any Tenant’s Personal Property caused by such vacation and/or removal of any items which Tenant is required or permitted hereunder to remove. Any items that Tenant is permitted to remove but which Tenant fails to remove prior to the surrender to Landlord of such Premises shall be deemed abandoned by Tenant, and Landlord may retain or dispose of the same as Landlord sees fit without claim by Tenant thereto or to any proceeds thereof. If Landlord elects to remove and dispose of any such items abandoned by Tenant, the cost of such removal and disposal shall be an Additional Charge payable by Tenant to Landlord upon demand.

(b)          Without limiting any other provision of this Lease, upon any such termination or expiration of this Lease, the following shall pertain:

(i)          Tenant agrees to defend, protect, indemnify, defend and hold harmless Landlord from and against any and all claims, costs, losses, expenses, damages, actions, and causes of action for which Tenant is responsible under this Lease (including Tenant’s indemnification obligations under this Lease that accrue or have accrued on or before the termination date.

(ii)         Tenant shall remain liable for the cost of all utilities used in or at the Premises through the termination date and accrued and unpaid, whether or not then billed, as of the termination date until full payment thereof by Tenant. Tenant shall obtain directly from the companies providing such services closing statements for all services rendered through the termination date and shall promptly pay the same. If any utility statement with respect to such Premises includes charges for a period partially prior to and partially subsequent to the termination date, such charges shall be prorated as between Landlord and Tenant, with Tenant responsible for the portion thereof (based upon a fraction the numerator of which is the number of days of service on such statement through the termination date and the denominator of which is the total number of days of service on such statement) through the termination date and Landlord shall be responsible for the balance. The party receiving any such statement which requires proration hereunder shall promptly pay such statement and the other party shall, within ten (10) days after receipt of a copy of such statement, remit to the party paying the statement any amount for which such other party is responsible hereunder.

(iii)        Tenant shall remain responsible for any and all Impositions imposed against the Premises, the Personal Property with a lien date prior to the termination date (irrespective of the date of billing therefor) and for its pro rata share of any Impositions imposed in respect of the tax-fiscal period during which the Term terminates as provided in Section 4.1.6, and Tenant shall indemnify and hold Landlord harmless with respect to any claims for such Impositions or resulting from nonpayment thereof.

(iv)        Tenant shall (A) execute all documents and take any actions reasonably necessary to cause the transfer to Landlord of all of Tenant’s Personal Property not owned by Landlord, as provided in Section 6.3, in each case free of any encumbrance, as provided in Section 6.3, and (C) comply with its covenants set forth in Section 45.1.4.

(v)         Tenant shall observe any covenant or agreement of Tenant in this Lease that is intended to or expressly provides that it shall survive the expiration or sooner termination of this Lease.

45.1.7           Governing Law. THIS LEASE WAS NEGOTIATED IN THE STATE IN WHICH THE PREMISES ARE LOCATED, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY. ACCORDINGLY, IN ALL RESPECTS THIS LEASE (AND ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE IN WHICH THE PREMISES ARE LOCATED (WITHOUT REGARD OF PRINCIPLES OR CONFLICTS OF LAW) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

45.1.8           Waiver of Trial by Jury. EACH OF LANDLORD AND TENANT ACKNOWLEDGES THAT IT HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY UNDER THE CONSTITUTION OF THE UNITED STATES, AND THE LAW OF THE STATE IN WHICH THE PREMISES ARE LOCATED. EACH OF LANDLORD AND TENANT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR (B) IN ANY MANNER CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF LANDLORD AND TENANT WITH RESPECT TO THIS LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREINAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; EACH OF LANDLORD AND TENANT HEREBY AGREES AND CONSENTS THAT, SUBJECT TO SECTION 44, ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS CONCLUSIVE EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

45.1.9           Tenant Counterclaim and Equitable Remedies. Tenant hereby waives the right to interpose counterclaim (other than compulsory counterclaims) in any summary proceeding instituted by Landlord against Tenant in any court or in any action instituted by Landlord in any court for unpaid Rent under this Lease. In the event that Tenant claims or asserts that Landlord has violated or failed to perform a covenant of Landlord not to unreasonably withhold or delay Landlord’s consent or approval hereunder, or in any case where Landlord’s reasonableness in exercising its judgment is in issue, Tenant’s sole remedy shall be an action for specific performance, declaratory judgment or injunction, and in no event shall Tenant be entitled to any monetary damages for a breach of such covenant, and in no event shall Tenant claim or assert any claims for monetary damages in any action or by way of set-off defense or counterclaim, and Tenant hereby specifically waives the right to any monetary damages or other remedies in connection with any such claim or assertion.

45.1.10         Entire Agreement. This Lease, the Exhibits hereto and thereto and such other documents as are contemplated hereunder or thereunder, constitutes the entire agreement of the parties with respect to the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the parties. Landlord and Tenant hereby agree that all prior or contemporaneous oral understandings, agreements or negotiations relative to the leasing of the Premises are merged into and revoked by this Lease.

45.1.11         Headings. All titles and headings to sections, subsections, paragraphs or other divisions of this Lease are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other contents of such sections, subsections, paragraphs or other divisions, such other content being controlling as to the agreement among the parties hereto.

45.1.12         Counterparts. This Lease may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument. Executed counterparts of this Lease or any amendment hereto may be delivered by electronic or facsimile transmission.

45.1.13         Joint and Several. If more than one Person is the Tenant under this Lease, the liability of such Persons under this Lease shall be joint and several.

45.1.14         Interpretation. Both Landlord and Tenant have been represented by counsel and this Lease and every provision hereof has been freely and fairly negotiated. Consequently, all provisions of this Lease shall be interpreted according to their fair meaning and shall not be strictly construed against any party.

45.1.15         Time of Essence. Time is of the essence of this Lease and each provision hereof in which time of performance is established.

45.1.16         Further Assurances. The parties agree to promptly sign all documents reasonably requested to give effect to the provisions of this Lease.

SECTION 46

46.1         Provisions Relating to Treatment of Lease. Landlord and Tenant hereby acknowledge and agree that this Lease shall be treated as an operating lease for all purposes and not as a synthetic lease, financing lease or loan, and that Landlord shall be entitled to all the benefits of ownership of the Premises, including depreciation for all federal, state and local tax purposes.

SECTION 47

47.1         Covenants with Respect to Operations and Fundamental Changes of Tenant. Tenant hereby represents, warrants and covenants as of the date hereof and until the expiration or earlier termination of this Lease, that Tenant:

47.1.1           will not (and will not permit any limited or general partner, member or shareholder to) amend, modify or otherwise change its partnership certificate, partnership agreement, articles of incorporation, bylaws, certificate of formation, limited liability company agreement, operating agreement, articles of organization, or other formation agreement or document, as applicable, in any material term or manner, or in a manner which adversely affects Tenant’s existence as a single purpose entity without the prior written consent of Landlord;

47.1.2           to the full extent permitted by law, will not liquidate or dissolve (or suffer any liquidation or dissolution), or enter into any transaction of merger or consolidation, or acquire by purchase or otherwise all or substantially all the business or assets of, or any stock or other evidence of beneficial ownership of, any entity without the prior written consent of Landlord;

47.1.3           has not and will not guarantee, pledge its assets for the benefit of, or otherwise become liable, on or in connection with, any obligation of any other Person without the prior written consent of Landlord;

47.1.4           will not own any asset other than (a) its leasehold interest in the applicable Premises; and (b) incidental personal property necessary for the operation of the applicable Premises without the prior written consent of Landlord;

47.1.5           is not engaged and will not engage, either directly or indirectly, in any business other than the lease, management and operation of the applicable Premises without the prior written consent of Landlord;

47.1.6           has maintained and will maintain an arm’s length relationship with its Affiliates and its shareholders and any other parties furnishing services to it;

47.1.7           has not incurred and will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation) (other than (a) accounts payable incurred in the ordinary course of business; and (b) equipment leases not exceeding Fifty Thousand Dollars ($50,000.00);

47.1.8           has not made and will not make any loans or advances to any third party (including any Affiliate);

47.1.9           has done or caused to be done and will do all things necessary to preserve its existence, and will observe all formalities applicable to it and will do all things necessary to maintain its identity as an entity separate and distinct from its Affiliates;

47.1.10         will conduct and operate its business in its own name and as presently conducted and operated;

47.1.11         will maintain financial statements, books and records and bank accounts separate from those of its Affiliates, including, without limitation, its general partners, shareholders or members, as applicable;

47.1.12         will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including, without limitation, any Affiliate or any partner, member or shareholder of Tenant);

47.1.13         will file its own tax returns (except to the extent it is treated as a division of another taxpayer for tax purposes) and pay any taxes so required to be paid under applicable law; provided, however, that so long as Tenant’s tax liability and its income and expenses are readily determinable based on a review of Tenant’s books and records, it may file consolidated tax returns (provided that Tenant shall maintain sufficient books and records to determine its separate tax obligations for any particular reporting periods);

47.1.14         will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

47.1.15         will not commingle the funds and other assets of Tenant with those of any general partner, shareholder, member, Affiliate, principal or any other Person;

47.1.16         has and will maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or any other Person;

47.1.17         does not and will not hold itself out to be responsible for the debts or obligations of any other Person;

47.1.18         will not hold title to Tenant’s assets other than in Tenant’s name;

47.1.19         will deposit all of its funds in checking accounts, savings accounts, time deposits or certificates of deposit in its own name or invest such funds in its own name;

47.1.20         will participate in the fair and reasonable allocation of any and all overhead expenses and other common expenses for facilities, goods or services provided to multiple entities;

47.1.21         without limiting any other provision of this Lease, has obtained and will maintain all consents, licenses, permits, approvals or authorizations from governmental authorities or third parties that are necessary for the operation of such Premises for its Primary Intended Use, including all health care licenses and permits.

[Signature pages follow]

“TENANT”

WITNESSED:	THE SURGICAL INSTITUTE OF MICHIGAN, LLC,
a Delaware limited liability company

By:
Witness	Name:
Title:

Witness

IN WITNESS WHEREOF, the parties have caused this lease to be executed and attested by their respective officers thereunto duly authorized.

“LANDLORD”

WITNESSED:	_____________________,
a Delaware limited liability company
By:
Witness	Name:
Title:

Witness

EXHIBIT A
LEGAL DESCRIPTION

EXHIBIT B
List of Landlord’s Personal Property

All machinery, equipment, furniture, furnishings, moveable walls or partitions, computers or trade fixtures or other tangible personal property that is owned by Landlord and is used or useful in Tenant’s business on the Premises, excluding items, if any, included within the definition of Fixtures, but specifically including those items described in Exhibit C- 1 hereto.

EXHIBIT B-1
Itemization of Landlord’s Personal Property

[To be mutually agreed upon by Landlord and Tenant prior to the Commencement Date. When agreed upon, the same shall be initialed by each of Landlord and Tenant and attached hereto as Exhibit C-1, and will thereafter form a part of this Lease. Failure of either Landlord or Tenant to prepare and/or initial such Exhibit C-1 shall not affect the definition of or what personal property constitutes Landlord’s Personal Property in accordance with Exhibit C.]

EXHIBIT C
Supplemental Collateral Description

The following terms shall have the following meanings:

“CHAMPUS” means the Civilian Health and Medical Program of the Uniformed Service, a program of medical benefits covering retirees and dependents of members or former members of a uniformed service, provided, financed and supervised by the United States Department of Defense and established by 10 U.S.C. § 1071 et seq.

“CHAMPUS Receivable” means any account that arises from the provision of health care services (and any services or sales ancillary thereto) and that is payable pursuant to CHAMPUS.

“CHAMPUS Regulations” means collectively (a) all federal statutes (whether set forth in 10 U.S.C. § 1071 et seq. or elsewhere) affecting CHAMPUS and (b) all applicable provisions of all rules, regulations (including, but not limited to, 32 C.F.R. 199), manuals, orders and administrative, reimbursement and other guidelines of any governmental or regulatory authority promulgated pursuant to or in connection with any of such federal statutes, in each case as such statutes, rules, regulations, manuals, orders and guidelines may be supplemented, amended or otherwise modified from time to time.

“Medicaid” means the medical assistance program established by Title XIX of the Social Security Act, as amended.

“Medicaid Receivable” means any account that arises from the provision of health care services (and any services or sales ancillary thereto) and that is payable pursuant to an agreement entered into between a health care facility and a federal or state agency or other Person administering Medicaid, pursuant to which the health care facility agrees to provide services or merchandise for patients under Medicaid in accordance with the terms of such agreement and the Medicaid Regulations.

“Medicaid Regulations” means collectively (a) all federal statutes (whether set forth in Title XIX of the Social Security Act, as amended, or elsewhere) affecting Medicaid, (b) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement and other guidelines of any governmental or regulatory authority promulgated pursuant to or in connection with any of such federal statutes, (c) all state statutes and plans for medical assistance enacted in connection with any such federal statutes, rules, regulations, manuals, orders and guidelines, and (d) and all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement and other guidelines of any governmental or regulatory authority promulgated pursuant to or in connection with any of such state statutes, in each case as such statutes, rules, regulations, manuals, orders and guidelines may be supplemented, amended or otherwise modified from time to time.

“Medicare” means the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act, as amended.

“Medicare Receivable” means any account that arises from the provision of health care services (and any services or sales ancillary thereto) and that is payable pursuant to an agreement entered into between a health care facility and a federal or state agency or other Person administering Medicare, pursuant to which the health care facility agrees to provide services or merchandise for patients under Medicare in accordance with the terms of such agreement and the Medicare Regulations.

“Medicare Regulations” means collectively (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act, as amended, or elsewhere) affecting Medicare and (b) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement and other guidelines of any governmental or regulatory authority promulgated pursuant to or in connection with any of such federal statutes, in each case as such statutes, rules, regulations, manuals, orders and guidelines may be supplemented, amended or otherwise modified from time to time.

Without limiting the provisions of Section 16.7 of the Lease, the “Collateral” includes, and Tenant hereby grants to Landlord a security interest in and to, all of Tenant’s right, title and interest in the following described property and property rights (and types of property) that are located on, attached to or under or used or useful in connection with all or any part of the Land and/or any of the Facilities located or to be located thereon, both presently existing and hereafter acquired or arising, wherever located, and all replacements and additions thereto:

(1)         All inventory in all of its forms, including, but not limited to, all central supplies, linen, housekeeping and other supplies (collectively, the “Inventory”).

(2)         All accounts, accounts receivable (regardless of source payment), notes, drafts, acceptances, instruments, chattel paper, choses in action, documents, deposit accounts, general intangibles, intangible personal property, things in action, contract rights and other rights to receive the payment of money and other consideration of any kind, however evidenced or designated, whether now or hereafter existing and whether or not arising out of or in connection with the sale or lease of goods or the rendering of services, and all rights now or hereafter existing in and to all security agreements, leases and other contracts securing or otherwise relating to any of the foregoing (collectively, the “Receivables”); without limiting the foregoing, the term “Receivables” shall include CHAMPUS Receivables, Medicaid Receivables and Medicare Receivables.

(3)         All beds, linens, towels, televisions, carpeting, draperies and blinds, telephones, computers, lamps, medical and rehabilitation equipment, wheel chairs, laboratory equipment, diagnostic equipment, furniture, furnishings, food service equipment, restaurant and kitchen equipment, medical equipment, heating and air conditioning equipment, fixtures, other equipment, machinery and tangible personal property of every description and kind, and all replacements or substitutions thereto owned by Tenant, and all parts thereof and all accessions thereto; provided, however, that with respect to any items that are leased and not owned by Tenant, the Equipment shall include the leasehold interest only of Tenant together with any options to purchase any of said items and any additional or greater rights with respect to such items that Tenant may hereafter acquire (collectively the “Equipment”).

(4)         To the full extent transferable, all Certificates of Need, licenses, permits, registrations, certificates, consents, accreditations, approvals and franchises owned by Tenant and necessary to operate the Facilities, subject only to necessary governmental approval.

(5)         All plans and surveys, including, without limitation, all “as built” plans, plans relating to utilities, easements and roads, plats, specifications, engineers’ drawings, architectural renderings and similar items owned by Tenant.

(6)         Investment Property as defined in the Uniform Commercial Code as adopted in the State of Virginia (the “Code”).

(7)         All ledger sheets, records (including but not limited to [patient and resident records]), files, data, printouts, data bases, programs and books of account relating to any of the foregoing items, whether in the form of writings, photographs, microfilm, microfiche or electronic media, together with all computer software necessary to access, use, create, maintain or process the foregoing on electronic media (collectively the “Documentation”).

(8)         All proceeds of any and all of the foregoing items, including proceeds that constitute property of the types described as Collateral, and, to the extent not otherwise included, all (a) payments under insurance (whether or not Landlord is the loss payee thereof), or any indemnity, warranty or guaranty payable by reason of loss to or otherwise with respect to any of the foregoing items and (b) cash;

EXHIBIT D
Letter of Credit form

IRREVOCABLE STANDBY LETTER OF CREDIT

LETTER OF CREDIT NO.:___________________________

DATE: ___________________, 20__

ISSUING BANK: _________________________________

ADDRESS: _______________________________

                     ______________________________

FACSIMILE NO.: __________________________

EXPIRATION DATE:                                      , 20__, AT OUR COUNTERS

AMOUNT: ________________________ US DOLLARS ($________________)

BENEFICIARY: ________________________

ADDRESS: _______________________________

                    _______________________________

FACSIMILE NO.: __________________________

WE HEREBY ESTABLISH IN YOUR FAVOR OUR IRREVOCABLE LETTER OF CREDIT NO.                   IN THE AMOUNT OF                             US DOLLARS ($                     ) FOR THE ACCOUNT OF [TENANT]. DRAW(S) UP TO THE MAXIMUM AGGREGATE AMOUNT AVAILABLE UNDER THIS LETTER OF CREDIT, ARE PAYABLE BY US WITHIN TWO BUSINESS DAYS AFTER OUR RECEIPT ON OR PRIOR TO OUR CLOSE OF BUSINESS ON THE EXPIRATION DATE, OF ONE OR MORE DRAW STATEMENTS PURPORTEDLY SIGNED BY YOUR AUTHORIZED OFFICER OR REPRESENTATIVE OR, IF THIS LETTER OF CREDIT IS TRANSFERRED, BY AN AUTHORIZED OFFICER OR REPRESENTATIVE OF ANY TRANSFEREE BENEFICIARY. EACH DRAW STATEMENT SHOULD BE ADDRESSED TO US, REFERENCE THIS LETTER OF CREDIT BY NUMBER, SPECIFY THE AMOUNT OF THE DRAW REQUEST, SET FORTH WIRE TRANSFER INSTRUCTIONS AND CONTAIN, IN SUBSTANCE, THE FOLLOWING STATEMENT (WITH THE AMOUNT OF THE DRAW REQUEST AND WIRE TRANSFER INSTRUCTIONS COMPLETED): “BENEFICIARY HEREBY DRAWS ON LETTER OF CREDIT NO.                                 IN THE AMOUNT OF $______________. FUNDS IN RESPECT OF THIS DRAW REQUEST SHOULD BE WIRE TRANSFERRED TO ___________ BANK, ROUTING NO. __________, ACCOUNT NO. ____________ FOR CREDIT TO THE ACCOUNT OF ____________________________.” NO FURTHER INFORMATION SHALL BE REQUIRED ON SUCH DEMAND.

THIS LETTER OF CREDIT SHALL INITIALLY EXPIRE ON                                      , 20___. SUCH EXPIRATION DATE SHALL BE AUTOMATICALLY EXTENDED WITHOUT NOTICE OR AMENDMENT FOR PERIODS OF ONE (1) YEAR, BUT IN NO EVENT LATER THAN                             , 20___, UNLESS AT LEAST SIXTY (60) DAYS BEFORE ANY EXPIRATION DATE, WE NOTIFY YOU BY REGISTERED MAIL OR OVERNIGHT COURIER SERVICE AT YOUR ADDRESS ABOVE (OR ANY OTHER ADDRESS OF WHICH YOU PROVIDE US NOTICE AT OUR ADDRESS SET FORTH ABOVE), THAT THIS LETTER OF CREDIT IS NOT EXTENDED BEYOND THE CURRENT EXPIRATION DATE. UPON RECEIPT BY YOU OF SUCH NOTIFICATION, YOU MAY DRAW ON THIS LETTER OF CREDIT AS SET FORTH ABOVE, PROVIDED THAT THE AMOUNT OF YOUR DRAW SHALL NOT EXCEED THE TOTAL AMOUNT AVAILABLE FOR PAYMENT HEREUNDER.

DRAW REQUESTS NEED NOT BE PRESENTED AS ORIGINALS AND MAY BE SUBMITTED IN PERSON, BY COURIER, BY MAIL OR BY FACSIMILE TO OUR ADDRESS OR FACSIMILE NUMBER STATED ABOVE.

THIS LETTER OF CREDIT IS TRANSFERABLE ONE OR MORE TIMES IN WHOLE BUT NOT IN PART UPON OUR RECEIPT OF A TRANSFER REQUEST IN THE FORM ATTACHED AS EXHIBIT A, SIGNED BY THE THEN CURRENT BENEFICIARY. THE CHARGE FOR EACH TRANSFER IS LIMITED TO $100.

THIS LETTER OF CREDIT IS GOVERNED BY THE INTERNATIONAL STANDBY PRACTICES 1998 (ICC PUBLICATION NO. 590), EXCEPT TO THE EXTENT THE SAME WOULD BE INCONSISTENT WITH THE EXPRESS PROVISIONS HEREOF. WE HEREBY WAIVE AND DISCLAIM RIGHTS OF SUBROGATION IN RESPECT OF ANY DRAW MADE BY YOU, WHETHER ARISING UNDER THE UNIFORM COMMERCIAL CODE OR OTHERWISE.

AUTHORIZED OFFICER

EXHIBIT A

Transfer Form

EXHIBIT E
intentionally omitted

LEASE GUARANTY

THIS GUARANTY OF LEASE is made this ____ day of _________, 20__, by SURGICAL MANAGEMENT PROFESSIONALS, LLC, a South Dakota limited liability company (the “Guarantor”), in favor of [AFFILIATE OF GLOBAL MEDICAL REIT, INC.], a Delaware limited liability company (the “Landlord”).

WITNESSETH:

WHEREAS, the Guarantor desires to induce Landlord to enter into a lease with THE SURGICAL INSTITUTE OF MICHIGAN, LLC, a Delaware limited liability company (the “Tenant”), with respect to certain premises, consisting of                          feet located at                                           (the “Lease”), such Lease being of even date herewith; and

WHEREAS, the entering into of the Lease by Landlord and Tenant will be of direct pecuniary advantage to Guarantor;

NOW, THEREFORE, in consideration of One Dollar ($1.00) paid by Landlord to Guarantor and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby covenants and agrees with the Landlord, as follows:

1.          The Guarantor, as primary obligor, hereby (a) unconditionally guarantees the prompt, punctual and full payment of the rent and all other sums due under the Lease in accordance with the terms and tenor thereof as completely and effectually as if such guarantee had been made by Guarantor on the face of the Lease; (b) unconditionally guarantees the prompt, punctual and full performance by Tenant of any and all of the agreements, covenants, terms and conditions agreed to be performed by Tenant under the Lease; and (c) covenants and agrees that in the event of default in payments or any default in the performance of any of the terms, covenants or conditions thereof, the Guarantor will promptly make or cause such payment to be made or will perform or cause to be performed all such terms, covenants and conditions, irrespective of any invalidity therein, the unenforceability thereof or the insufficiency, invalidity or unenforceability of any security therefor.

2.          The Guarantor does hereby further agree that Guarantor’s liability hereunder as Guarantor shall not be prejudiced, impaired or affected by any of the following, whether with or without its knowledge or consent: (a) any renewal or extension of the time of payment of the rent or other sums due under the Lease or of the time for performance by any party obligated under the Lease; (b) by any forbearance or delay in enforcing the payment of the rent or other sums due under the Lease or enforcing the obligations of any party to the Lease; (c) by any modification, addition or alteration of the terms, tenor or provisions of the Lease or (d) by the release of any other collateral Landlord may hold for the obligations of Tenant.

3.          On or before the 15th day of each calendar quarter during the term hereof, Guarantor shall submit to Landlord a current financial statement in form and content satisfactory to Landlord indicating Guarantor’s current net worth. Guarantor shall submit substantiating documentation to Landlord upon request. In addition, within thirty (30) days following the expiration of Guarantor’s fiscal year, and no less frequently than once every twelve (12) calendar months, Guarantor shall submit to Landlord an annual audited financial statement prepared in accordance with generally accepted accounting principles consistently applied and certified as true and correct by Guarantor’s chief financial officer. Guarantor acknowledges that Landlord may require Tenant to post additional collateral for its obligations under the Lease in the event of a decline in the financial condition of Guarantor and that it shall be a default under the Lease entitling Landlord to call upon this Guaranty if Tenant shall fail to post such additional collateral or if Guarantor files a petition in bankruptcy, is adjudged a bankrupt, has a receiver appointed for its assets, makes an assignment for the benefit of creditors, or otherwise takes advantage of any debtor relief proceedings available under federal, state or local law.

4.          This Guaranty is and shall be construed to be an irrevocable, absolute, unlimited and continuing guaranty of payment and performance, and the liability of Guarantor hereunder and Landlord’s right to pursue Guarantor shall not be affected, delayed, limited, impaired or discharged, in whole or in part, by reason of an extension or discharge that may be granted to the Tenant by any court in proceedings under the Bankruptcy Code, or any amendments thereof, or under any other state or other federal statutes. The Guarantor expressly waives the benefits of any extension or discharge granted to Tenant. This Guaranty shall survive notwithstanding the expiration or termination of the Lease with respect to any sums previously received from Tenant or from Guarantor that Landlord may be required to repay in such proceeding.

5.          The Landlord shall have the right to proceed against Guarantor immediately upon any default by the Tenant in payment or performance of any obligation under the Lease, and Landlord shall not be required to take any action or proceedings of any kind against the Tenant or any other party liable for the Tenant’s debts or obligations or to look to any other collateral Landlord may have for the obligations of Tenant under the Lease. Should Landlord desire to proceed against Guarantor and Tenant in the same action, Guarantor agrees that Guarantor may be joined in any such action against Tenant and that recovery may be had against Guarantor to the extent of Guarantor’s liability in such action.

6.          If Landlord calls upon Guarantor to honor, pay or perform all or part of any obligation of the Tenant, and Guarantor fails to honor such demand, the debt or obligation owed the Landlord pursuant to this Guaranty shall bear interest at the Interest Rate set forth in the Lease. In case Guarantor fails or refuses to honor this Guaranty, the Landlord is hereby authorized to utilize such legal means as Landlord deems proper to enforce this Guaranty, through the efforts of its employees, agents, or attorneys, and Guarantor shall pay all costs of enforcement and collection, including but not limited to court costs, reasonable attorneys’ fees, depositions and expert witnesses.

7.          If a corporation, partnership, limited liability company or other entity is executing this Guaranty, the Guarantor and the individual executing this Guaranty on behalf of the Guarantor personally warrant that execution and delivery hereof and the assumption of liability hereunder have been in all respects authorized and approved by proper action on the part of the Guarantor, that the Guarantor has full authority and power to execute this Guaranty, that the Guarantor is duly formed and in good standing in the state of its formation and that the Guarantor is authorized to do business in the state in which the premises subject to the Lease are located.

8.          The Guaranty shall be binding upon and inure to the benefit of the heirs, personal and legal representatives, successors and assigns of Guarantor and the Landlord. The Landlord shall have the right to assign and transfer this Guaranty to any assignee of the Lease, and this Guaranty shall be deemed to run with the Lease. The Landlord’s successors and assigns shall have the rights, elections, remedies, and privileges, discretions and powers granted hereunder to the Landlord and shall have the right to rely upon this Guaranty and to enter into and continue other and additional transactions with the Tenant in reliance hereon, in the same manner and with the same force and effect as if they were specifically named as the Landlord herein.

9.          This Guaranty shall constitute a Michigan contract, and be governed by the laws of the State of Michigan. The undersigned hereby voluntarily submits to the jurisdiction of any court in the State of Michigan having jurisdiction over the subject matter of this instrument, and hereby constitutes the Secretary of State of the State of Michigan as its agent for service of process in connection with any suit or proceeding arising hereunder.

10.         Failure of the Landlord to insist in any one or more instances upon strict performance of any one or more of the provisions of this Guaranty or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, but the same shall continue and remain in full force and effect.

11.         The Landlord shall have the right, without affecting Guarantor’s obligations hereunder, and without demand or notice, to collect first from the Tenant, and to exercise its rights of setoff against any asset of the Tenant, and to otherwise pursue and collect from the Tenant any other indebtedness of the Tenant to the Landlord not covered by this Guaranty, and any sums received from the Tenant, whether by voluntary payment, offset, or collection efforts, may be applied by the Landlord as it sees fit, including the application of all such amounts to other debts not guaranteed by Guarantor. Subrogation rights or any other rights of any kind of Guarantor against the Tenant, if any, shall not become available until all indebtednesses and obligations of the Tenant to the Landlord are paid in full. This Guaranty shall survive the expiration or termination of the Lease to the extent the obligations of the Tenant thereunder likewise survive.

12.         Landlord may proceed against any collateral securing the obligations of Tenant and against parties liable therefor in such order as it may elect, and Guarantor shall not be entitled to require Landlord to marshall assets. The benefit of any rule of law or equity to the contrary is hereby expressly waived.

13.         Landlord may, in its sole discretion and with or without consideration, release any collateral securing the obligations of Tenant or release any party liable therefor. The defenses of impairment of collateral and impairment of recourse and any requirement of diligence on Landlord’s part in perfecting or enforcing any lien granted in the Lease or in collecting the obligations under the Lease are hereby waived.

14.         Within ten (10) days after request therefor by Landlord, or in the event of any sale, assignment or hypothecation of the property of which the premises leased by Tenant are a part, Guarantor agrees to deliver in recordable form, an estoppel certificate to any proposed ground lessor, mortgagee or purchaser, or to Landlord, signed by Guarantor certifying that this Guaranty is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified, and stating the modifications), that there are no defenses or offsets thereto (or stating those claimed by Guarantor), and such other matters as may be requested. If Guarantor fails to deliver such certificate as required herein, Guarantor shall be deemed to have conclusively agreed to and be bound by all matters set forth in the certificate as submitted by the requesting party.

15.         Guarantor hereby waives any requirement of presentment, protest, notice of dishonor, notice of default, demand, and all other actions or notices that may be required on Landlord’s part in connection with the obligations guaranteed hereby.

16.         GUARANTOR HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION, PROCEEDING OR COUNTERCLAIM WITH RESPECT TO THIS GUARANTY.

17.         In the event any portion of this Guaranty shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable, such portion shall be deemed severed from this Guaranty, and the remaining parts hereof shall remain in full force and effect, as fully as though such invalid, illegal or unenforceable portion had never been part of this Guaranty.

18.         If there is more than one Guarantor, the obligations of each Guarantor under this Guaranty are and will be joint and several. Landlord may release any one or more Guarantors at any time without notice to or consent by the remaining Guarantors and without affecting the continuing liability of the remaining Guarantors. Landlord shall not be required to pursue any remedy against any other person or party which shall have executed any agreement of guaranty with Landlord. Landlord may elect, in its sole and absolute discretion, to seek to recover from any one or more of such persons or parties and no such election shall constitute any defense or any other bar or limitation to the enforcement of Guarantors’ obligations set forth herein.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the day and year first set forth above.

WITNESS:	GUARANTOR:

SURGICAL MANAGEMENT PROFESSIONALS, LLC, a South Dakota limited liability company

By:

Name:

Title:

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